                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                     between

                            RAG COAL INTERNATIONAL AG

                                       and

                         AMERICAN COAL ACQUISITION CORP.

                                   dated as of

                                  May 24, 2004

                                TABLE OF CONTENTS

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SCHEDULES
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Schedule 1.1(A)        Companies
Schedule 1.1(B)        Knowledge of Buyer
Schedule 1.1(C)        Knowledge of Seller
Schedule 1.1(D)        Mining Authorizations
Schedule 1.1(E)        Reserved
Schedule 1.1(F)        Seller Bonds
Schedule 1.1(G)        Seller Guarantees
Schedule 1.1(H)        Working Capital
Schedule 2.2           Capital Leases
Schedule 3.1           Jurisdictions
Schedule 3.3           Capital Stock
Schedule 3.6(a)        Audited Financial Statements
Schedule 3.6(b)        March 31 Financial Statements
Schedule 3.7           Undisclosed Liabilities
Schedule 3.8           Conflicts or Approvals
Schedule 3.9           Governmental Authorization - Seller
Schedule 3.10(a)       Compliance with Permits
Schedule 3.10(c)(ii)   Material Mining Applications
Schedule 3.10(d)(i)    Companies' Surety Bonds
Schedule 3.10(d)(ii)   Compliance with Companies' Surety Bonds
Schedule 3.10(f)       Actions Regarding Non-Compliance with Laws
Schedule 3.11(a)       Proceedings
Schedule 3.11(b)       Real Property Disputes
Schedule 3.12          Absence of Certain Changes
Schedule 3.13          Tax Matters
Schedule 3.14(a)       Benefit Plans
Schedule 3.14(b)       Benefit Plan Representations
Schedule 3.14(c)       Benefits Beyond Termination
Schedule 3.14(d)       Severance and Other Payments
Schedule 3.14(e)       Benefit Plan Liabilities
Schedule 3.14(f)       International Benefit Plans
Schedule 3.15(a)       Collective Bargaining Agreements and Employee Relations
Schedule 3.15(b)       Consultants, Contract Employees, and Leased Employees
Schedule 3.15(c)       Company Employees
Schedule 3.15(d)       Compliance with Employment Laws
Schedule 3.15(e)       Workers' Compensation Claims
Schedule 3.16(a)       Intellectual Property
Schedule 3.16(b)       Software and Hardware
Schedule 3.17(a)       Contracts
Schedule 3.17(b)       Termination of Material Contracts; Performance
Schedule 3.18          Environmental Matters
Schedule 3.19          Insurance Policies
Schedule 3.20          Personal Property Assets
Schedule 3.21(a)       Leased Real Property
Schedule 3.21(b)       Owned Real Property

                                        v

Schedule 3.21(b)(i)    Out Conveyances
Schedule 3.21(c)       Claims Regarding Mined Coal
Schedule 3.22(a)       Intercompany Accounts
Schedule 3.22(b)       Transactions with Affiliates
Schedule 3.24          Entire Business
Schedule 3.26(a)       Top Ten Customers
Schedule 3.26(b)       Top Ten Suppliers
Schedule 3.29          Offers
Schedule 3.30          Debt
Schedule 4.4           Governmental Authorization - Buyer
Schedule 5.1(a)(A)     Conduct of Business Prior to Closing
Schedule 5.1(a)        Capital Expenditure Budget
Schedule 5.1(b)        Certain Material Events
Schedule 5.1(c)        Debt To Be Repaid
Schedule 5.4           Consents
Schedule 5.7           Affiliate Agreements
Schedule 5.9           Name Changes
Schedule 5.10          Seller Guarantees to be Released at Closing
Schedule 5.11          Required Permits
Schedule 6.4           Governmental Approvals - Seller Obligation to Close
Schedule 6.5           Other Approvals - Seller Obligation to Close
Schedule 7.4           Governmental Approvals - Buyer Obligation to Close
Schedule 7.5           Other Approvals - Buyer Obligation to Close
Schedule 7.11(a)       Cumberland Mine Issue
Schedule 7.11(b)       Cumberland Mine

EXHIBITS
--------
Exhibit A              Opinion of Counsel of Seller
Exhibit B              Opinion of Counsel of Buyer
Exhibit C              Escrow Agreement

                                       vi

                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT, dated as of May 24, 2004, is entered into by RAG Coal International AG, a company incorporated under the laws of
Germany ("Seller"), and American Coal Acquisition Corp., a Delaware corporation
("Buyer"). Each of Buyer and Seller are referred to in this Agreement as a
"Party" and collectively as the "Parties."

          WHEREAS, Seller owns 137,143 shares of RAG American Coal Holding,
Inc., a Delaware corporation ("RACH"), representing all of the issued and outstanding shares of RACH, and RACH in turn owns, directly or indirectly, all of the issued and outstanding shares (or analogous ownership interests) of the other Companies (as defined below) that are engaged in the coal mining business in the United States and in activities related thereto; and

          WHEREAS, Seller desires to sell, and Buyer desires to acquire, directly or indirectly, all of the issued and outstanding shares of RACH and each of the other Companies, upon the terms and subject to the conditions set forth in this Agreement; and

          NOW, THEREFORE, in consideration of the premises and the
representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

          "Actual Cap Ex Statement" shall have the meaning set forth in Section
2.8(b).

          "Actual WC Statement" shall have the meaning set forth in Section
2.7(b).

          "Additional General Foods Lease Liability" shall mean any Liabilities arising out of the General Foods Lease to the extent such Liabilities exceed the reserve therefor on the balance sheet contained in the Most Recent Financial
Statements.

          "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified
Person, and, in the case of Buyer, includes First Reserve Fund IX, L.P.,
Blackstone Capital Partners IV, L.P. (and their respective General Partners and management companies), and American Metals & Coal International, Inc., and, in
the case of Seller, does not include (other than for purposes of Section
5.1(b)(xv)) DBT or any wholly-owned subsidiary of DBT.

          "Affiliate Agreement" shall have the meaning set forth in Section
3.17(a)(xii).

          "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign tax law.

          "Agreement" shall mean this Stock Purchase Agreement (including the
Schedules), as amended, modified or supplemented from time to time.

          "Allocation Statement" shall have the meaning set forth in Section
5.3(a)(iii).

          "Annual Operating Expenses Budget" shall mean the Annual Operating
Expenses Budget attached as Schedule 3.18(vi) hereto.

          "Audited Balance Sheet" shall have the meaning set forth in Section
3.7.

          "Audited Financial Statements" shall have the meaning set forth in
Section 3.6.

          "Base WC Amount" shall mean US$70,682,000.

          "Basket" shall have the meaning set forth in Section 9.1(d)(i)(A).

          "Benefit Plans" shall have the meaning set forth in Section 3.14(a).

          "Budgeted Cap Ex" shall mean the aggregate amount of Capital
Expenditures pertaining to the business of the Companies that are scheduled to be made pursuant to the Capital Expenditures Budget during the period beginning on January 1, 2004 and ending on the Closing Date (pro rated for any portion of a month during such period).

          "Business" shall mean the mining, processing, and sale of coal produced by the Companies in the States of Illinois, West Virginia and Wyoming
and in the Commonwealth of Pennsylvania and the trading of coal by the Companies as conducted as of the date of this Agreement.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the
City of New York.

          "Buyer" shall have the meaning set forth in the first sentence of this
Agreement.

          "Buyer Indemnitees" shall have the meaning set forth in Section
9.1(a).

          "Buyer Refunds" shall have the meaning set forth in Section 5.3(f).

          "CA Tax Sharing Agreement" shall have the meaning set forth in Section
5.3(h).

          "Cap Ex True Up" shall have the meaning set forth in Section 2.8(b).

          "Capital Expenditures" shall mean the aggregate amount of cash expenditures during a period to acquire or improve property, plant and equipment
(including leasehold improvements) and recorded as an increase to property, plant and equipment in the Companies

                                        2

balance sheet during such period as determined in accordance with GAAP applied consistently with past practices.

          "Capital Expenditure Budget" shall have the meaning set forth in
Section 5.1.

          "Cash" shall mean the sum of cash and cash equivalents (as determined under GAAP), net of outstanding checks.

          "Claim for Indemnification" shall mean a written notice by Buyer or
Seller to the other asserting a claim under Article IX delivered in accordance with Section 10.6; provided, however, that such notice shall be sufficient if it provides a description of the claim in reasonable detail (to the extent such information is available to the party giving notice), and a general description of the Losses that the Indemnified Party may suffer, with an estimate of the extent of the dollar amount of Losses, to the extent such information can reasonably be determined at the time notice is given.

          "Closing" shall have the meaning set forth in Section 2.3.

          "Closing Date" shall have the meaning set forth in Section 2.3.

          "Closing Balance Sheet" shall mean a consolidated balance sheet of the
Companies as of the close of business on the Closing Date immediately preceding the Transaction (without giving effect to any purchase accounting adjustments arising from the Transaction) and reflecting the RAG Colorado Entities as a discontinued operation for all such periods, that is prepared in accordance with
GAAP applied consistently with past practices and which shall be prepared and certified by the Chief Financial Officer of RACH.

          "Coal Act" shall mean the Coal Industry Retiree Health Benefit Act of
1992 as it may be amended from time to time (codified at Subtitle J of the
Code).

          "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Companies" shall mean the direct and indirect subsidiaries of Seller that are listed on Schedule 1.1(A), including RACH, and "Company" shall mean any such subsidiary.

          "Companies Material Adverse Effect" shall mean any change, occurrence or development that, individually, or together with any other change, occurrence or development, has a material adverse effect on (a) the business, assets,
Liabilities, results of operations, prospects or financial condition of the
Companies, taken as a whole, and a "Companies Material Adverse Effect" shall be deemed to have occurred if any such material adverse effect exists on any date, without regard to the duration of such material adverse effect; provided however that the term "Companies Material Adverse Effect" shall exclude any effect (i)
resulting from changes in general United States economic and political conditions (including changes in commodity prices, interest rates and/or currency exchange rates), or applicable Law and generally accepted accounting principles that do not disproportionately affect the Companies, (ii)

                                        3

resulting from changes affecting companies in the United States coal mining industry generally, in each case, that do not disproportionately affect the
Companies or (iii) resulting from the Cumberland Mine Issue (provided that the operations at the Cumberland Mine shall have returned to the "normal production level" (as defined in Section 7.11) for the calendar month immediately preceding the calendar month of the Closing Date and the resolution of such issues related to the Cumberland Mine Issue do not diminish the future profitability or prospects of the Cumberland Mine or the Companies) or (b) the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

          "Companies' Surety Bonds" shall have the meaning set forth in Section
3.10(d).

          "Company Employees" shall have the meaning set forth in Section
3.14(a).

          "Competing Transaction" shall have the meaning set forth in Section
5.6(a).

          "Competition Law" shall mean any Law that is designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition.

          "Confidentiality Agreement" shall mean each of (i) that certain Letter
Agreement dated February 10, 2004, among Blackstone Management Partners IV, LLC,
First Reserve Corporation and Seller; and (ii) that certain Letter Agreement dated February 18, 2004 between American Metals and Coal International and
Seller.

          "Consent" shall mean any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, or the expiration or termination of the waiting period under any Competition Law, in each case required to permit the consummation of any of the transactions contemplated hereby.

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more
Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such
Person.

          "Cumberland Mine" shall have the meaning set forth in Section 7.11.

          "Cumberland Mine Issue" shall have the meaning set forth in Section
7.11.

          "Customer Agreement" shall mean each coal supply or coal sales agreement entered into in the ordinary course of the Companies' business pursuant to which any Company is obligated to pay to any customer any refund, rebate or credit of Taxes in amounts and on terms consistent with past practice, including without limitation those agreements identified in Items 4 and 5 of
Schedule 3.13(h).

          "DBT" shall mean DBT GmbH, a wholly-owned subsidiary of Seller.

                                        4

          "DBT Agreement" shall have the meaning set forth in Section
3.17(a)(xix).

          "Debt" shall, as applied to any Person, mean, without duplication:

          (a) all indebtedness for borrowed money, including, all principal, interest or other obligations evidenced by or under a note, bond, debenture, letter of credit, draft or similar instrument;

          (b) that portion of obligations with respect to capitalized or synthetic leases that is properly classified as a Liability on a balance sheet in conformity with GAAP;

          (c) Liabilities under or pursuant to interest rate cap contracts, swap contracts, foreign currency exchange contracts and other hedging or similar contracts (including breakage or associated fees);

          (d) all obligations to pay the deferred purchase price of property or services (including the earned portion of any so-called "earn-out" obligations)
(but in no event shall "Debt" include any royalty amounts payable pursuant to any Mining Authorization);

          (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property;

          (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Encumbrance, other than Permitted Encumbrances, on any property or asset owned or held by that Person, regardless of whether the indebtedness secured thereby shall have been incurred or assumed by that Person or is otherwise nonrecourse to the credit of that Person; and

          (g) all guarantees of any of the foregoing.

          "Dispute" shall have the meaning set forth in Section 10.14.

          "Employment Contracts" shall mean any management, consulting, profit sharing, stock option, stock purchase, pension, retainer, welfare, stock appreciation or other equity-incentive, deferred compensation, retirement, change in control, severance and employment contract or commitment to enter into the same involving aggregate annual payment to any person of $50,000 or more.

          "Encumbrance" shall mean any charge, claim, community or other marital property interest, right of way, easement, encroachment, servitude, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, encumbrance, receipt of income, charge, restriction on transfer, other security or equity interest, or defect in title.

          "Environment" shall mean surface or ground water, water supply, sediments, land surface or subsurface strata, indoor or outdoor air, and any other environmental medium; provided, however, that for all purposes of this
Agreement, references to indoor air shall not include ambient air conditions in any mine.

                                        5

          "Environmental Claim" shall mean any notice or Proceeding by any
Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup or response costs, governmental response costs, natural resource damages, fines or penalties)
relating to any Environmental Losses or in respect of any Environmental Laws.

          "Environmental Insurance Policy" shall have the meaning set forth in
Section 5.20.

          "Environmental Law" shall mean collectively, all Laws that relate to
(a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including (i) Laws applicable to
Mining Activities or related activities (other than the Mine Safety and Health
Act (30 U.S.C. Section 801 et seq.)); and (ii) all Reclamation Laws, (b) the
generation, handling, treatment, storage, disposal or transportation of waste materials, (c) the regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42
U.S.C. Sections 9601 et Seq ("CERCLA"), the Endangered Species Act, 16 U.S.C.
Sections 1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C.
Sections 1701 et seq., the Solid Waste Disposal Act, as amended by the Resource
Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.
("RCRA"), the Clean Air Act, 42 U.S.C. Sections 7401 et. seq., the Clean Water
Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15
U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right to Know
Act, 42 U.S.C. Sections 11001 et seq., each as amended, and any similar state
Law.

          "Environmental Losses" shall mean Losses arising from a Release of
Hazardous Materials or noncompliance with or Liability under any Environmental
Law or Permits required pursuant to any Environmental Law.

          "Environmental Permit" shall mean any consent, approval,
authorization, permit, license, franchise, or certificate under or pursuant to any Environmental Law.

          "ERISA" shall have the meaning set forth in Section 3.14(a).

          "ERISA Affiliate" shall have the meaning set forth in Section 3.14(a).

          "Escrow Agent" has the meaning set forth in Section 2.2.

          "Escrow Agreement" shall mean the Escrow Agreement entered into concurrently herewith and attached hereto as Exhibit C.

          "Escrow Amount" shall mean (a) if Seller delivers to Buyer on or prior to the Closing the Seller FIRPTA Certificate, the amount (if any) required to be withheld by Buyer from the RACH Purchase Price pursuant to such Seller FIRPTA
Certificate, and (b) otherwise, 10% of the RACH Purchase Price.

          "Estimated Cap Ex" shall have the meaning set forth in Section 2.8(a).

          "Estimated Cap Ex Statement" shall mean a statement, prepared and certified by the Chief Financial Officer of Seller, that sets forth the estimated amount of Capital Expenditures

                                        6

pertaining to the business of the Companies (excluding Capital Expenditures by the RAG Colorado Entities) that were made by the Companies during the period beginning on January 1, 2004 and ending on the Closing Date.

          "Estimated WC Amount" shall have the meaning set forth in Section
2.7(a).

          "Excluded Companies" shall mean each of RACC and each subsidiary thereof and RAG energy sales, Inc.

          "Excluded Taxable Year" shall mean any taxable period or year beginning prior to the Exclusion Date.

          "Exclusion Date" shall mean July 1, 1999.

          "Final Determination" shall have the meaning set forth in Section
9.1(h).

          "GAAP" shall mean United States generally accepted accounting principles as in effect at the time of the subject financial statements.

          "General Foods Lease" shall mean that certain Lease dated December 15,
1994 by and among Shawmut Bank Connecticut, National Association, as owner trustee under a Trust Agreement dated December 15, 1994 with General Foods
Credit Corporation, as lessor, and the lessees thereunder, together with that certain Sublease dated June 30, 1999 by and among Cyprus Amax Leasing
Corporation and the other sublessors thereunder and the sublessees thereunder.

          "Governmental Approval" shall mean any Consent of, with or to any
Governmental Authority.

          "Governmental Authority" shall mean any United States or other federal, state, provincial or local government or other political subdivision thereof, any entity, authority, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

          "Governmental Order" shall mean, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

          "Hazardous Materials" shall mean any material or substance defined as a "hazardous substance," "toxic substance," "hazardous waste," "pollutant" or
"contaminant" or any other term of similar import under any Environmental Law or any other materials which are regulated or give rise to liability under
Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos containing materials, acidic mine drainage, radiation and radioactive materials, lead containing paints, molds and other harmful biologic agents and polychlorinated biphenyls.

          "HIPAA" shall mean the Health Insurance Portability and Accountability
Act of 1996, as amended, and all rules and regulations thereunder

                                        7

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules promulgated pursuant to that act or any successor law.

          "Impoundment Plan" shall have the meaning set forth in Section 5.20.

          "Income Tax" shall mean any Tax based upon, measured by, or calculated with respect to net income or profits (including, but not limited to, any capital gains or similar Tax).

          "Income Tax Return" shall mean any Tax Return relating to Income
Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Indemnified Item" shall have the meaning set forth in Section 5.3(o).

          "Indemnified Party" shall have the meaning set forth in Section
9.1(e).

          "Indemnifying Party" shall have the meaning set forth in Section
9.1(e).

          "Indemnity Termination Date" shall have the meaning set forth in
Section 9.1(c).

          "Intellectual Property" shall mean all (i) patents, (ii) inventions, discoveries, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (iii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iv) copyrights and other copyrightable works and works in progress, databases and Software, (v)
all other (a) intellectual property rights and (b) foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect, in each case, in any jurisdiction throughout the world,
(vi) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, and (vii) all registrations and applications for registration of any of the foregoing.

          "Intercompany Account" shall have the meaning set forth in Section
3.22.

          "Knowledge of Buyer" shall mean the actual knowledge of the individuals listed on Schedule 1.1(B) and what such individual would reasonably be expected to have known after reasonable inquiry within the scope of such individual's job responsibilities.

          "Knowledge of Seller" shall mean the actual knowledge of the individuals listed on Schedule 1.1(C) and what such individual would reasonably be expected to have known after reasonable inquiry within the scope of such individual's job responsibilities.

          "Law" shall mean any applicable Governmental Order or any applicable provision of any constitution, law (including principles of the common law), legally binding directive, treaty, statute, rule, regulation or restriction of any Governmental Authority.

                                        8

          "Leased Fixtures and Improvements" shall have the meaning set forth in
Section 3.21(a).

          "Leased Real Property" shall have the meaning set forth in Section
3.21(a).

          "Liabilities" shall mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, absolute or conditional, asserted or unasserted, liquidated or unliquidated, whether due or to become due, contingent or otherwise, including
Losses.

          "Losses" shall mean any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, Liabilities, obligations, liens, losses, expenses, fees, damages, dues, fines, Taxes, injunctions, judgments, orders, decrees, rulings, penalties, amounts paid in settlement, and costs (in each case including reasonable out-of-pocket expenses (including court costs and reasonable attorneys', accountants', technical consultants', engineers', appraisers', and experts' fees and expenses)).

          "LTIP Payments" shall have the meaning set forth in Section 5.19.

          "March 31 Financial Statements" shall have the meaning set forth in
Section 3.6.

          "Material Contracts" shall have the meaning set forth in Section
3.17(a).

          "Material Mining Applications" shall have the meaning set forth in
Section 3.10(c)(ii).

          "Material Tax Liability" shall mean any liability for Taxes individually or in the aggregate that exceeds $50,000.

          "Mining Activities" shall mean those activities of the Companies related to the Business that involve surface mining, underground mining, auger mining, processing, sale or transporting of coal and coal by-products. For the purpose of this definition, "Mining Activities" shall include any activities regulated under SMCRA and Laws governing, controlling or applying to coal mining operations.

          "Mining Authorization" shall mean the mining leases, licenses, Permits and other mining authorities held by each of the Companies, and which are listed on Schedule 1.1(D).

          "Month End Balance Sheet" shall mean a consolidated balance sheet of the Companies for the most recent month then ended (or, if not yet available, a good faith estimate of the consolidated balance sheet of the Companies for the most recent month then ended) and reflecting the RAG Colorado Entities as a discontinued operation for all such periods, that is prepared in accordance with
GAAP applied consistently with past practices and which shall be prepared and certified by the Chief Financial Officer of Seller.

                                        9

          "Most Recent Financial Statements" shall mean (a) the March 31
Financial Statements as of and for the three months ended March 31, 2004, or (b)
if the condition set forth in Section 5.18 shall apply, the financial statements delivered pursuant to Section 5.18.

          "Neutral Auditor" shall have the meaning set forth in Section 2.7(b).

          "Non-Corporate Company" shall mean each limited partnership or limited liability company identified on Schedule 3.3.

          "ordinary course of business" shall mean, the usual, regular and ordinary course of a business consistent with the past practice thereof, in frequency and amount, or with current business plans (as such business plans have been disclosed to Buyer).

          "organizational document" shall mean, as to any Person, its constitution, certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person's jurisdiction of incorporation or organization.

          "Owned Fixtures and Improvements" shall have the meaning set forth in
Section 3.21(b).

          "Owned Real Property" shall have the meaning set forth in Section
3.21(b).

          "Party" shall have the meaning set forth in the first paragraph of this Agreement.

          "PBGC" shall have the meaning set forth in Section 3.14(b).

          "Peabody Agreement" shall mean that certain stock purchase agreement dated as of February 29, 2004 among Peabody Energy Corporation, BTU Worldwide,
Inc., Seller and RACH.

          "Pension Plan" shall have the meaning set forth in Section 3.14(c).

          "Permit" shall mean any consent, approval, authorization (other than any Mining Authorization), permit, license, franchise, or certificate which the
Law requires any Company to hold in order to develop and operate its respective assets and conduct its respective business (including any authorization or permit relating to coal mining, preparation, load out or reclamation operations).

          "Permitted Encumbrance" shall mean, (i) liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed if adequate reserves are maintained to the extent required or permitted by GAAP, (ii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business or by operation of law, in each case, if the underlying obligations are not delinquent and if adequate reserves are maintained to the extent required or permitted by GAAP, (iii) easements, encroachments, rights of way and zoning, building and other similar restrictions or title defects which do not result from the incurrence of any Debt, and (iv)
any conditions shown by current, accurate ALTA/ACSM surveys performed, signed and sealed by

                                       10

surveyors or engineers licensed in the state in which the surveyed property is located and which have been provided to Buyer on or prior to the date of this
Agreement; provided none of the foregoing described shall materially detract from the value of the property to which they relate or impair the continued use and operation of the property to which they relate in the ordinary course of business of the applicable Company.

          "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

          "Post-Closing Tax Period" shall mean any taxable period or year beginning after the Closing Date.

          "Post-Closing Tax Return" shall have the meaning set forth in Section
5.3(a)(i).

          "Pre-Closing Tax Period" shall mean any taxable period or year ending on or before the Closing Date.

          "Pre-Closing Tax Returns" shall have the meaning set forth in Section
5.3(a)(ii).

          "Prior Tax Benefit" shall have the meaning set forth in Section
5.3(o).

          "Proceeding" shall mean any action, claim, demand, suit, proceeding, arbitration, hearing, citation, summons, subpoena, inquiry, notice of violation or Liability or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

          "Property Taxes" shall have the meaning set forth in Section
5.3(c)(iii).

          "Purchase Price" shall have the meaning set forth in Section 2.2.

          "RACC" shall have the meaning given in Section 2.1.

          "RACH" shall have the meaning given in the recitals to this Agreement.

          "RACH FIRPTA Certificate" shall have the meaning set forth in Section
5.3(k).

          "RACH Purchase Price" shall have the meaning given in Section 2.2.

          "RACH Shares" shall mean all of the issued and outstanding shares of capital stock of RACH.

          "RAG" shall have the meaning given in Section 3.5.

          "RAG Colorado Entities" shall mean, collectively, Twentymile Coal
Company, Colorado Yampa Coal Company, RAG Empire Corporation and RAG Shoshone
Coal Corporation.

          "RAG Colorado Entity Liability" shall have the meaning given in
Section 5.14.

                                       11

          "RAG Colorado Tax Liability" shall mean any and all liability of any
Company for Taxes imposed on or payable by such Company in respect of (i) the sale of the RAG Colorado Entities pursuant to the Peabody Agreement, (ii) any related distribution or dividend of the proceeds of such sale by any Company and
(iii) any Tax indemnity payment to, or Tax obligation of, any third party (other than the Companies, the Buyer (or any Affiliate thereof) or any successor or transferee of any of the foregoing) pursuant to the Peabody Agreement.

          "RAG West" shall mean RAG Coal West, Inc.

          "RAG West Acquisition" shall have the meaning given in Section 2.1.

          "RAG West Purchase Price" shall have the meaning given in Section 2.2

          "RAG West Shares" shall mean all of the issued and outstanding shares of capital stock of RAG West and RAG Wyoming.

          "RAG Wyoming" shall mean RAG Wyoming Land Company.

          "Real Property" shall mean the Owned Real Property and the Leased Real
Property.

          "Reclamation Laws" shall mean all Laws relating to reclamation Mining
Activities or reclamation Liabilities including the Surface Mining Control and
Reclamation Act of 1977, as amended, and applicable Illinois, Pennsylvania,
Utah, West Virginia and Wyoming Law.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into or upon the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

          "Remaining L/Cs" shall have the meaning set forth in Section 5.10(a).

          "Reported Section 338(h)(10) Tax Amount" shall have the meaning set forth in Section 5.3(c)(vii).

          "Revised Financial Statements" shall have the meaning set forth in
Section 5.18(a).

          "Rockspring Impoundment" shall mean the Trace Branch Refuse
Impoundment operated by Rockspring Development, Inc.

          "SMCRA" shall mean the Surface Mining Control and Reclamation Act of
1977, as amended.

          "Section 338(h)(10) Allocation" shall have the meaning set forth in
Section 5.3(i).

          "Section 338(h)(10) Election" shall have the meaning set forth in
Section 5.3(i).

                                       12

          "Section 338(h)(10) Estimate" shall have the meaning set forth in
Section 5.3(c)(vii).

          "Section 338(h)(10) Tax Cost" shall mean $10,000,000.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall have the meaning set forth in the first sentence of this Agreement.

          "Seller Bonds" shall mean those deposits, trust funds, bid bonds, performance bonds and surety bonds (and all such similar undertakings) set forth on Schedule 1.1(F).

          "Seller FIRPTA Certificate" shall have the meaning set forth in
Section 5.3(k).

          "Seller Guarantees" shall mean those guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations set forth on
Schedule 1.1(G).

          "Seller Indemnitees" shall have the meaning set forth in Section
9.1(b).

          "Seller Insurance Policies" shall have the meaning set forth in
Section 5.8.

          "Shares" shall mean the RACH Shares and the RAG West Shares, collectively.

          "Short Term Loan" shall have the meaning set forth in Section 5.1(c).

          "Software" shall mean management information systems software, information systems software, computer systems software, telecommunication systems software or related systems software.

          "Straddle Period" shall mean any Taxable period or year commencing before, and ending after, the Closing Date.

          "Straddle Return" shall mean any Tax Return for a Straddle Period.

          "Subject Claims" shall have the meaning set forth in Section 5.8.

          "Subject Liabilities" shall have the meaning set forth in Section 5.8.

          "subsidiaries" shall mean any and all corporations, partnerships, limited liability companies and other entities with respect to which a Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

          "Tax" or "Taxes" shall mean any taxes of any kind, including but not limited to:

          (a) those measured on, measured by or referred to as, income, alternative or add-on minimum, estimated, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, registration, withholding, payroll, employment, unemployment, social, disability, real property, personal property, excise, severance, stamp,

                                       13

occupation, premium, value added, goods and services, property, environmental
(including taxes under Code Section 59A) or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts imposed with respect thereto by any Governmental Authority, whether disputed or not; and

          (b) any contractual obligation of any of the Companies that was entered into by the applicable Company prior to the Closing to indemnify another
Person (other than any of the Companies) for Taxes.

          "Tax Benefit" shall have the meaning set forth in Section 5.3(o).

          "Tax Claim" shall have the meaning set forth in Section 5.3(d)(i).

          "Tax Indemnification Claim" shall have the meaning set forth in
Section 5.3(e)(i).

          "Tax Return" shall mean any return, report, declaration, form, election letter, statement or other information or document required to be or prepared by a Person, filed with any Taxing Authority with respect to Taxes, including, but not limited to, any schedule or attachment thereto or amendment thereof.

          "Taxing Authority" shall mean, with respect to any Tax, the
Governmental Authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

          "Third Parties" shall have the meaning set forth in Section 5.6(a).

          "Third Party Claim" shall mean any action, lawsuit, claim, proceeding, condemnation, investigation, audit or other legal proceeding by or before any
Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an
Affiliate of a Party; provided, however, that, other than for purposes of
Section 5.3, any matters involving the provision of services by any Company or its agents or contractors, or sale or rental of any Company's products, raised by present or former customers of any Company shall not be a Third Party Claim.

          "Transaction" shall have the meaning set forth in Section 2.1.

          "Transfer Taxes" shall have the meaning set forth in Section 5.3(j).

          "WARN Act" shall have the meaning set forth in Section 5.15(a)

          "Welfare Plan" shall have the meaning set forth in Section 3.14(b).

          "WC True Up" shall have the meaning set forth in Section 2.7(b).

          "Workers' Compensation Laws" shall mean Laws that provide for awards to employees and their dependents for employment-related accidents and occupational diseases,

                                       14

including, but not limited to, the Federal Black Lung Benefits Act, as amended,
29 U.S.C. Section 801 et seq.

          "Working Capital" shall mean the sum of net consolidated trade accounts receivable and net consolidated product inventory of a Person and its consolidated subsidiaries less the consolidated trade accounts payable
(excluding any accounts payable for or relating to any Liability for Taxes) of such Person and its consolidated subsidiaries as of such date determined in accordance with GAAP applied consistently with such Person's and its consolidated subsidiaries past practices as set forth on Schedule 1.1(H). For the avoidance of doubt, amounts classified as "Other accounts receivable",
"Notes receivable" and "Materials and supplies inventory" in the Closing Balance
Sheet shall be excluded from the calculation of Working Capital.

          1.2. Other Interpretive Provisions. (a) The words "hereof," "herein,"
"hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section,
Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references to "dollars"
or "US$" shall be deemed references to the lawful money of the United States of
America.

          (b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (c) Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Any matter disclosed on a Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed for purposes of another
Section or Sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other Section or Sections is obvious on the face of such disclosure. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Agreement.

                                       15

                                   ARTICLE II
                                PURCHASE AND SALE

          2.1. Transaction Overview. This Agreement relates to the sale by
Seller and the acquisition by Buyer, directly or indirectly, of all of the issued and outstanding shares of RACH and all of the Companies, on the Closing
Date and subject to the terms and conditions set forth in this Agreement (the
"Transaction"). Unless otherwise agreed in writing by the parties hereto, the
Transaction will be effected in a series of sequential steps, as follows: (a)
Seller will cause RAG American Coal Company, LLC, a limited liability company formed under the laws of the U.S. State of Delaware and an indirect wholly owned subsidiary of Seller ("RACC"), to sell to Buyer, and Buyer will acquire from
RACC, on the terms and subject to the conditions of this Agreement, all of the issued and outstanding shares of RAG West and RAG Wyoming, each a company incorporated under the laws of the U.S. State of Delaware, in a transaction with respect to which Buyer and RACC shall make an election pursuant to Section
338(h)(10) of the Code (the "RAG West Acquisition"); and (b) Seller will sell to
Buyer, and Buyer will acquire from Seller, on the terms and subject to the conditions of this Agreement, all of the issued and outstanding shares of RACH.
All steps of the Transaction shall be deemed to occur in the sequence set forth above, but no step of the Transaction shall be deemed to be consummated unless the entire Transaction is consummated.

          2.2. Consideration. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the Shares, Buyer will:
(a) pay to RACC the sum of US$375,000,000 in cash, representing the agreed consideration in the RAG West Acquisition (the "RAG West Purchase Price"); (b)
pay to Seller the sum of (x) US$600,000,000 in cash, representing the agreed consideration for the acquisition of the RACH Shares (the "RACH Purchase
Price"), minus (y) the Escrow Amount (if any); and (c) if the Escrow Amount is
greater than zero, pay to Coudert Brothers LLP , as escrow agent (the "Escrow
Agent"), the Escrow Amount in cash into the escrow account. The Purchase Price shall be increased or decreased, as the case may be, by the aggregate of the WC
True Up pursuant to Section 2.7 and the Cap Ex True Up pursuant to Section 2.8.
The aggregate of the RAG West Purchase Price plus the RACH Purchase Price is referred to hereinafter as the "Purchase Price". In the event the Cash of the
Companies on hand as of the Closing (after giving effect to the repayment of all
Debt in accordance with Section 7.13) shall exceed the total of (i) $50,000,000, plus (ii) the amount required to satisfy all LTIP Payments required to be made pursuant to Section 5.19, the Purchase Price shall be increased by an amount equal to the amount of such excess Cash; provided, however, that any increase in the Purchase Price attributable to such excess Cash shall not exceed the sum of the following: (aa) the amount of any net reduction in the Purchase Price arising from operation of the WC True Up and the Cap Ex True Up, plus (bb)
US$10,000,000. In the event any capital lease set forth on Schedule 2.2 is not paid off in full by the Companies prior to Closing, the Purchase Price payable to Seller at Closing shall be reduced by the payoff amount for such lease set forth on Schedule 2.2; provided, however, that the Purchase Price shall only be reduced by the amount for which a Company is the primary obligor under any such lease. Any adjustments to Purchase Price pursuant to the WC True Up in Section
2.7 and the Cap Ex True Up in Section 2.8 shall be reflected as increases or decreases, as the case may be, to the RACH Purchase Price, unless otherwise required by Law. The Escrow Amount plus any interest and other income accrued

                                       16

thereon will be distributed to the Seller and to the applicable Taxing Authority in accordance with the terms of the Escrow Agreement.

          2.3. The Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII, subject to the satisfaction or waiver of the conditions set forth in ARTICLES VI and VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of
Coudert Brothers LLP, 1114 Avenue of the Americas, New York, NY 10036, on the
tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article VI and Article VII (the "Closing Date"), or at such other place and time as may be agreed upon by Seller and Buyer.

          2.4. Deliveries at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

               (i) stock certificates evidencing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed and stock certificates evidencing the issued shares of all other Companies;

               (ii) a receipt from Seller for the Purchase Price;

               (iii) copies of the resolutions of the board of directors of
          Seller, authorizing and approving this Agreement and the transactions contemplated hereby, and resolutions of the board of directors of RACC approving the transactions contemplated hereby, each of which shall be certified by the corporate secretary or other senior officer or officers of Seller and RACC, as applicable, reasonably acceptable to
          Buyer to be true and complete and in full force and effect and unmodified as of the Closing Date;

               (iv) the certificates required by Section 7.3 and the
          documentation required by Sections 7.5, 7.8, 7.11, 7.13 and 7.14;

               (v) the Seller FIRPTA Certificate or a copy of the Seller's application to obtain such a certificate that was filed by the Seller with the U.S. Internal Revenue Service;

               (vi) an opinion of counsel to Seller addressed to Buyer
          substantially in the form of Exhibit A;

               (vii) the RACH FIRPTA Certificate;

               (viii) a certificate of good standing, existence or similar document with respect to Seller and each Company issued by the appropriate Governmental Authority of the jurisdiction of
          incorporation or formation as of a date not more than five (5) days prior to the Closing Date;

               (ix) the written resignations of all directors and officers of each Company (except for those officers and directors the resignations of which Buyer

                                       17

          advises Seller should not be obtained), with each such resignation to be effective as of the Closing Date;

               (x) five (5) copies of Form 8023, duly executed by RACH, for each of RAG West and RAG Wyoming as described in Section 5.3(i); and

               (xii) the Revised Financial Statements.

               (b) At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

               (i) the Purchase Price by wire transfer of immediately available funds;

               (ii) a receipt from Buyer for the Shares;

               (iii) copies of the resolutions of the board of directors of
          Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the secretary of Buyer or other senior officer or officers of Buyer reasonably acceptable to Seller to be true and complete and in full force and effect and unmodified as of the Closing Date;

               (iv) the certificate required by Section 6.3;

               (v) a copy of Buyer's certificate of incorporation filed in the
          State of Delaware, certified by the Secretary of State as of a date not more than five (5) days prior to the Closing Date;

               (vi) a copy of Buyer's Bylaws, certified as true, complete and correct by Buyer's secretary or other senior officer or officers of
          Buyer reasonably acceptable to Seller;

               (vii) an opinion of counsel to Buyer addressed to Seller
          substantially in the form of Exhibit B;

               (viii) a certificate of good standing with respect to Buyer issued by the Secretary of State of the State of Delaware as of a date not more than five (5) days prior to the Closing Date;

               (ix) such guarantees, bonds and other documents as are required by Section 5.10; and

               (x) five (5) copies of Form 8023, duly executed by Buyer for each of RAG West and RAG Wyoming as described in Section 5.3(i).

          2.5. Payments On or Before Closing. In accordance with Section 10.1 hereof, Seller shall pay on or before the Closing all amounts payable for investment banking fees and legal and other similar fees and expenses of any
Company or for which any Company may be liable related to the transactions contemplated in this Agreement.

                                       18

          2.6. Form of Payments. All payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount in U.S. dollars (in immediately available funds) to an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.

          2.7. Working Capital True Up.

          (a) At least two (2) Business Days prior to the Closing, Seller shall deliver to Buyer the Month End Balance Sheet. If the Working Capital of the
Companies as calculated based on the Month End Balance Sheet and in accordance with Schedule 1.1(H) (the "Estimated WC Amount") is greater than the Base WC
Amount, then the Purchase Price shall be increased at Closing on a dollar-for-dollar basis by the amount of such excess. If the Estimated WC Amount is less than the Base WC Amount, then the Purchase Price shall be decreased at
Closing on a dollar-for-dollar basis by the amount of such deficit.

          (b) As soon as practicable, but in any event no later than thirty (30)
days following the Closing Date, Buyer shall cause RACH to prepare and deliver to Buyer and Seller (i) the Closing Balance Sheet, upon which a payment (the "WC
True Up") will be based and (ii) a written statement (the "Actual WC
Statement"), prepared by the Chief Financial Officer of RACH, certifying the amount of the WC True Up, which may be a positive or negative number, and setting forth the calculation of such amount. The WC True Up shall be an amount equal to (A) the actual amount of Working Capital of the Companies on the
Closing Date as determined based on the Closing Balance Sheet, less (B) the
Estimated WC Amount. If, within ten (10) Business Days following delivery of the
Closing Balance Sheet and the Actual WC Statement to Seller, Seller shall not have given Buyer notice of Seller's objection to the computation of the WC True
Up (which notice shall contain a statement of the basis of such objection), then the amount of WC True Up at the Closing Date will be final and binding upon the
Parties, absent manifest error. If Seller gives notice to Buyer of Seller's objection, and Buyer and Seller are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, such issues will be submitted for resolution to PriceWaterhouseCoopers LLP, independent certified public accountants, or such other firm of "Big Four" independent certified public accountants mutually selected by the Parties (the "Neutral
Auditor"). The Neutral Auditor shall be engaged within fifteen (15) days after the expiration of the thirty (30) day period set forth in the preceding sentence. The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate, and shall permit each of Buyer and Seller to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents and written presentations from Buyer and Seller to be completely submitted within thirty (30) days after the Neutral Auditor has been engaged. Within thirty (30) days after submission of such facts, documents and written presentations, the Neutral Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, shall accept (x) either Buyer's or Seller's position on each disputed matter set forth in Seller's notice of objection provided pursuant to the third sentence of this Section 2.7(b) or (y) the stipulated position of
Buyer and Seller with respect to any matter which prior to such stipulation was disputed. All costs of the dispute resolution process contemplated by this
Section 2.7(b) (including, without limitation, the

                                       19

Neutral Auditor's fees, but exclusive of attorneys' fees) shall be borne by the
Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the Neutral Auditor on all disputed matters taken together. For purposes of the preceding sentence: the "disputed matters" shall be all matters raised in Seller's notice of objection provided pursuant to the third sentence of this Section 2.7(b) and the "position asserted" by Seller shall be determined by reference to the notice of objection;
and the "position asserted" by the Buyer shall be determined by reference to
Buyer's written presentation submitted pursuant to the sixth sentence of this
Section 2.7(b). The Neutral Auditor shall not preside over any hearing of the
Parties nor permit the Parties to make any oral arguments to the Neutral
Auditor.

          (c) Within five (5) Business Days of the completion of the computations required by Section 2.7(b), if the WC True Up is a positive number, it shall be paid by Buyer to Seller, and if it is a negative number, it shall be paid by Seller to Buyer, in either case by wire transfer of immediately available funds. Any such payment shall be made in the manner provided for in
Section 2.6.

          (d) Except as set forth in this Section 2.7, the Company and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Closing Balance Sheet and the Actual WC Statement.

          2.8. Capital Expenditure True Up.

          (a) At least two (2) Business Days prior to the Closing, Seller shall deliver to Buyer the Estimated Cap Ex Statement. If the aggregate amount of
Capital Expenditures pertaining to the business of the Companies as set forth on the Estimated Cap Ex Statement (the "Estimated Cap Ex") is greater than the
Budgeted Cap Ex, then, the Purchase Price shall be increased at Closing on a dollar-for-dollar basis by the amount of such excess. If the Estimated Cap Ex is less than the Budgeted Cap Ex, then the Purchase Price shall be decreased at
Closing on a dollar-for-dollar basis by the amount of such deficit.

          (b) As soon as practicable, but in any event no later than thirty (30)
days following the Closing Date, Buyer shall cause RACH to prepare and deliver to Buyer and Seller a written statement (the "Actual Cap Ex Statement"), prepared by the Chief Financial Officer of RACH, certifying the amount of the
Cap Ex True Up, which may be a positive or negative number, and setting forth the calculation of such amount. The "Cap Ex True Up" shall be an amount equal to
(A) the actual amount of Capital Expenditures pertaining to the business of the
Companies (excluding Capital Expenditures by the RAG Colorado Entities) made by the Companies during the period beginning on January 1, 2004 and ending on the
Closing Date, less (B) the Estimated Cap Ex. If, within ten (10) Business Days following delivery of the Actual Cap Ex Statement to Seller, Seller shall not have given Buyer notice of Seller's objection to any of the computations therein
(which notice shall contain a statement of the basis of such objection), then the Actual Cap Ex Statement (including the calculation of the amount of the Cap
Ex True Up at the Closing Date) will be final and binding upon the Parties, absent manifest error. If Seller gives notice to Buyer of Seller's objection, and Buyer and Seller are unable to resolve the issues in dispute within thirty
(30) days after delivery of such notice of objection, such issues

                                       20

will be submitted for resolution to the Neutral Auditor. The Neutral Auditor shall be engaged within fifteen (15) days after the expiration of the thirty
(30) day period set forth in the preceding sentence. The Neutral Auditor shall make such review and examination of the relevant facts and documents as the
Neutral Auditor deems appropriate, and shall permit each of Buyer and Seller to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents and written presentations from Buyer and Seller to be completely submitted within thirty
(30) days after the Neutral Auditor has been engaged. Within thirty (30) days after submission of such facts, documents and written presentations, the Neutral
Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, shall accept (x) either Buyer's or Seller's position on each disputed matter in the
Actual Cap Ex Statement set forth in Seller's notice of objection provided pursuant to the third sentence of this Section 2.8(b) or (y) the stipulated position of Buyer and Seller with respect to any matter which prior to such stipulation was disputed. All costs of the dispute resolution process contemplated by this Section 2.8(b) (including, without limitation, the Neutral
Auditor's fees, but exclusive of attorneys' fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the Neutral Auditor on all disputed matters taken together. For purposes of the preceding sentence: the "disputed matters" shall be all matters raised in Seller's notice of objection provided pursuant to the third sentence of this Section 2.8(b) and the "position asserted" by Seller shall be determined by reference to the notice of objection;
and the "position asserted" by the Buyer shall be determined by reference to
Buyer's written presentation submitted pursuant to the sixth sentence of this
Section 2.8(b). The Neutral Auditor shall not preside over any hearing of the
Parties nor permit the Parties to make any oral arguments to the Neutral
Auditor.

          (c) Within five (5) Business Days of the completion of the computations required by Section 2.8(b), if the Cap Ex True Up is a positive number, it shall be paid by Buyer to Seller, and if it is a negative number, it shall be paid by Seller to Buyer, in either case by wire transfer of immediately available funds. Any such payment shall be made in the manner provided for in
Section 2.6.

          (d) Except as set forth in this Section 2.8, the Company and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Actual Cap Ex Statement.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this
Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this
Agreement throughout this Article III), provided that if a representation and warranty speaks as of a specific date or time, it need only be correct and complete as of such date or time:

                                       21

          3.1. Organization. Seller and each of the Companies is a corporation, partnership or limited liability company, as the case may be, duly incorporated, formed or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Seller and each of the
Companies has the requisite corporate or other power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, unless the failure to have such qualification or license is not material to the Business of the Companies taken as a whole. Schedule 3.1 sets forth the jurisdictions where each Company is qualified or licensed to do business. The organizational documents of each
Company, as currently in effect, the minute books (containing the records of meetings of the stockholders (or members), the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Companies are correct and complete, and complete and correct copies thereof have previously been made available to
Buyer. None of the Companies are in default under or in violation of any provision of its respective organizational documents.

          3.2. Authorization; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller, and the performance of its obligations hereunder, has been duly authorized by all necessary corporate action on the part of Seller, and, upon such authorization, no other corporate or stockholder proceedings or actions are necessary to authorize and consummate this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by
Seller, and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding agreement of Seller and is enforceable against
Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

          3.3. Capital Stock. Schedule 3.3 sets forth for each Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized, issued and outstanding and treasury shares of its capital stock or other ownership interests, (iii) the identity of the stockholders or owners of each of the Companies and (iv) the number of shares or other ownership interests held by each such stockholder or owner. All of the issued and outstanding shares or other ownership interests of each of the Companies were duly authorized and have been validly issued, are fully paid and nonassessable, are held of record and beneficially by the respective entities as set forth on Schedule 3.3 and each such record and beneficial owner of such shares or other ownership interests has good and valid title to the shares as set forth on Schedule 3.3.
None of the issued and outstanding shares of the Companies has been issued in violation of any preemptive or similar rights. Except as set forth on Schedule
3.3, with regard to each Company there are no outstanding (i) shares of capital stock (preferred or otherwise) or voting securities, (ii) securities convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise) or voting securities, (iii) options, warrants, purchase rights, subscription rights, or other rights or agreements to acquire from such Company, or other obligations of such Company to issue, transfer, sell or otherwise cause to become outstanding any shares of capital stock, voting securities or securities convertible into or exercisable or

                                       22

exchangeable for shares of capital stock or voting securities, (iv) obligations of such Company to repurchase, redeem or otherwise acquire any securities or (v)
voting trusts, proxies or other agreements or understandings with respect to or concerning securities. All of the shares or other ownership interests of the
Companies have been issued in compliance with the Securities Act and applicable state securities laws. None of the Companies directly or indirectly controls or holds any securities of, or has any direct or indirect equity participation in, any Person (other than securities of another of the Companies).

          3.4. Ownership of the Shares. (a) Seller is the record, legal and beneficial owner of, and has good and valid title to, all of the issued and outstanding RACH Shares. Immediately prior to the Closing (after giving effect to the payment of all Debt and releases of security interests held by creditors relating thereto), Seller will be the record, legal and beneficial owner of all of the issued and outstanding RACH Shares free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance), and will transfer and deliver to Buyer at the Closing good and valid title to such
RACH Shares, free and clear of any Encumbrances or Third Party interests or rights, in each case after taking into account the repayment of certain Debt at the Closing. The Seller does not own, directly or indirectly, any capital stock or other securities of any Person that is currently in a business which is substantially similar to the business currently conducted by any Company.

          (b) RACC is the record, legal and beneficial owner of, and has good and valid title to, all of the issued and outstanding RAG West Shares.
Immediately prior to the Closing (after giving effect to the payment of all Debt and releases of security interests held by creditors relating thereto), RACC will be the record, legal and beneficial owner of all of the issued and outstanding RAG West Shares, free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance), and will transfer and deliver to Buyer at Closing good and valid title to the RAG
West Shares, free and clear of any Encumbrances or Third Party interests or rights, in each case after taking into account the repayment of certain Debt at the Closing.

          3.5. Ownership of Seller. RAG AG, a company incorporated under the laws of Germany ("RAG"), indirectly owns all of the issued and outstanding capital stock of, and other equity and voting interests in, Seller.

          3.6. Financial Statements. Schedule 3.6(a) sets forth the audited consolidated balance sheets of the Companies as of December 31, 2002 and 2003 and the related audited consolidated statements of operations and comprehensive income and cash flows for the twelve-months ended December 31, 2002 and 2003
(together, the "Audited Financial Statements"). Schedule 3.6(b) sets forth the unaudited consolidated balance sheets of the Companies as of March 31, 2003 and
2004 and unaudited consolidated statements of operations and comprehensive income and cash flows for the Companies' for the three (3) months ended March
31, 2003 and 2004, reflecting the RAG Colorado Entities as a discontinued
operation for all such periods (together, the "March 31 Financial Statements").
Each of the balance sheets and statements of operations and comprehensive income and cash flows included in the Audited Financial Statements (including the notes thereto) and the March 31 Financial Statements (i) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved
(except, with regard to the Most Recent Financial Statements, for the absence of notes

                                       23

and subject to routine year-end audit adjustments which are not material in amount); (ii) fairly presents the financial position of the Companies as of the dates thereof and their results of operations and cash flows for the periods then ended; and (iii) are consistent with the books and records of the Companies
(and in the case of the March 31 Financial Statements, reflecting the RAG
Colorado Entities as a discontinued operation). The Companies have maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management's general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, and (C) access to their property and assets is permitted only in accordance with management's general or specific authorization.

          3.7. Absence of Undisclosed Liabilities. None of the Companies has any
Liabilities other than Liabilities (i) reflected or reserved against in the balance sheet as at December 31, 2003 included in the Audited Financial
Statements (the "Audited Balance Sheet") or not required by GAAP to be so reflected, reserved or disclosed, (ii) incurred in the ordinary course of business since December 31, 2003, none of which results from, arises out of, relates to, is in the nature of, or was caused by (x) any breach of contract or warranty, tort, infringement, or violation of law or (y) any violation of
Section 5.1 of this Agreement (and which, if incurred prior to the date hereof, would not have been in breach of Section 5.1 of this Agreement if this Agreement was in full force and effect at such time) or (iii) disclosed on Schedule 3.7.

          3.8. No Conflicts or Approvals. Except as set forth on Schedule 3.8, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller and the Companies of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in a breach by Seller or any of the Companies of their respective organizational documents, (ii)
violate, conflict with or result in a breach of, constitute a default by Seller or any of the Companies, result in the acceleration of (or create an event which, with notice or lapse of time or both, would constitute a default or result in the acceleration of), or require any consent or other action by any
Person under, or give rise to any penalty, right of termination, modification, cancellation or acceleration or loss of a material benefit or require any notice under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, arrangement or other instrument to which Seller or any of the Companies or any of their respective properties or assets may be bound, (iii) violate or result in a material breach of any
Governmental Order or Law applicable to Seller or any of the Companies or any of their respective properties or assets or (iv) result in the creation of any
Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Seller or any of the Companies.

          3.9. Governmental Authorization. Except as set forth on Schedule 3.9, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (i) will require no action by or in respect of, or any Consent from, any Governmental Authority, (ii) will not, to the Knowledge of Seller, give any Governmental Authority the right to challenge any material portion of the transactions contemplated by this
Agreement or exercise any remedy or obtain any relief that is material to the
Companies under any Law to which the Companies are subject, or (iii) will not contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any

                                       24

Governmental Authority the right to revoke, withdraw, suspend, cancel, or terminate any material authorization or Permit issued by a Governmental
Authority that is held by Seller or the Companies or that otherwise relates to the Companies.

          3.10. Compliance; Permits; Companies' Surety Bonds. (a) The Companies
have conducted their respective Businesses and developed and operated their assets in material compliance with all Permits, except as set forth on Schedule
3.10(a).

          (b) Except in respect of Environmental Permits, which are addressed exclusively at Section 3.18(viii), (i) each of the Companies possesses all
Permits necessary to own, lease, develop and operate its assets and conduct its
Business in all material respects as currently conducted. None of the Companies has received any written or, to the Knowledge of Seller, other communication from any Governmental Authority alleging that any such Permit held by it may be modified, suspended or revoked, and, to the Knowledge of Seller, with regard to each such Permit (A) no modification, suspension or revocation is threatened;
and (B) no facts exist that provide valid grounds for modification, suspension or revocation; and (ii) Seller has made available to Buyer true and complete copies of (A) all the Permits as amended, supplemented and modified and (B) any and all pending applications for additional Permits that have been submitted to any Governmental Authority by the Companies pertaining to the Business or the
Companies' assets.

          (c) (i) There are no material mining leases, licenses, permits or other mining authorizations owned by any of the Companies other than the Mining Authorizations. The Companies hold the legal or beneficial title to the interest in each of the Mining Authorizations and each such Mining Authorization is in full force and effect.

               (ii) There are no material applications for mining leases, licenses, permits and other mining authorizations in the name of any of the Companies other than those set forth on Schedule 3.10(c)(ii)
          (the "Material Mining Applications"); and the Companies will, on grant of any of such applications, hold a legal or beneficial title to the interest in each such application as set forth on Schedule
          3.10(c)(ii). Except as set forth on Schedule 3.10(c)(ii), each of the
          Material Mining Applications has been made in accordance with applicable Laws. Except as set forth on Schedule 3.10(c)(ii), none of
          Seller or any Company has received any written or, to the Knowledge of
          Seller, other communication that indicates that any of the Material
          Mining Applications will not be granted.

               (iii) Each Company has complied in all material respects with the terms and conditions of the Mining Authorizations and, to the
          Knowledge of Seller, with regard to each such Mining Authorization (i)
          no modification, suspension or revocation thereof is threatened; and
          (ii) no facts exist that permit or, upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of such Mining Authorization, except for expirations of Mining
          Authorizations. There are no matters that adversely affect the title of any Company to any Mining Authorization or the use of the Mining
          Authorizations

                                       25

          for the purposes of the business of any Company and in accordance with their terms, which are material to the business of the Companies taken as a whole.

          (d) The Companies have posted all deposits, letters of credit, guarantees, indemnities, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations, including those necessary to secure the performance of the Companies' respective reclamation or other obligations pursuant to, in connection with or as a condition of, the Permits (collectively, the "Companies' Surety Bonds"). Except as set forth on Schedule 3.10(d)(i), the
Companies' Surety Bonds are in amounts, and are in all other respects, sufficient for their purpose and are in full force and effect and, to the
Knowledge of Seller, no facts exist that will require the Companies to increase the amounts of the Companies' Surety Bonds. All of the Companies' Surety Bonds
are listed on Schedule 3.10(d)(i) and such list includes all obligees, beneficiaries, amounts, effective dates and the purpose of each such Companies'
Surety Bond. Except as disclosed on Schedule 3.10(d)(ii): (A) each of the
Companies is in compliance in all material respects with all Companies' Surety
Bonds applicable to it; and (B) the operation of each Company's coal mining and processing operations and the state of reclamation with respect to the
Companies' Surety Bonds and Permits are "current" or in "deferred status"
regarding reclamation obligations and otherwise, are in compliance in all material respects with all applicable mining, reclamation and other analogous
Laws.

          (e) Neither Seller nor any Company, nor any Person "owned or controlled" by Seller or any Company, nor any Person which "owns or controls"
any Company, has been notified in writing or, to the Knowledge of Seller, otherwise notified, by the Federal Office of Surface Mining or the agency of any state administering the SMCRA or any comparable state statute, that it is: (i)
ineligible to receive additional surface mining permits; or (ii) is under investigation to determine whether their eligibility to receive such Permits should be revoked, i.e., "permit blocked." To the Knowledge of Seller, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render any of the Companies ineligible to receive surface mining permits. As used herein, the terms "owned or controlled" and "owns or controls"
shall be defined as set forth in 30 C.F.R. Section 773.5 (1998).

          (f) The Companies have complied in all material respects with all applicable Laws, including human health Laws, employee health Laws, and workplace safety and health Laws, including without limitation, the Mine Safety and Health Act (30 U.S.C. Section 801 et seq.) and the Occupational Safety and
Health Act (29 U.S.C. Section 651 et seq.) and except as set forth on Schedule
3.10(f), no action, suit proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Seller makes no representation or warranties in this Section 3.10(f) with respect to Taxes, for which the only representations and warranties of the Seller are set forth in Section 3.13, or compliance with Environmental Laws, for which the only representations and warranties of Seller are set forth in Section 3.18. Other than with respect to health and safety Laws, the Seller makes no representation or warranties in this
Section 3.10(f) with respect to employment, employee benefits, employment practices or wage payment Laws, for which the sole representations and warranties of Seller are set forth in Sections 3.14 and 3.15.

                                       26

          3.11. Proceedings. Except as set forth on Schedule 3.11(a), there are no Proceedings pending or, to the Knowledge of Seller threatened, involving
Seller or any Company or any of their respective properties or any of their respective directors or officers in their capacities as such that (i) involves or, if adversely determined, would reasonably be expected to involve an award of damages in the excess of US$500,000 against any Company or seeks to restrict the operation of any Company in any material respect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (iii) are in respect of any Mining
Authorizations. To the Knowledge of Seller, there is no reason to believe that any other similar Proceeding may be brought or threatened against the Companies or any of the Companies' assets. There is no judgment, decree, injunction or order of a Governmental Authority outstanding against any of the Companies or in respect of the Mining Authorizations. None of the Companies have received any written notification that any such investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of any of the Companies; and, to the Knowledge of Seller, none of the Companies has received any other notification that any investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of any of the Companies; furthermore, to the Knowledge of Seller, (i) no such investigation or inquiry is threatened, and (ii) no facts exist that provide valid grounds for any such investigation or inquiry that if determined adversely to any of the Companies would reasonably be expected to involve an award of damages in excess of US$500,000 or impair the continued use and operation of the property to which it relates in the ordinary course of business of the applicable Company. Except as set forth on Schedule 3.11(b), there are no existing material claims by or material disputes between Persons owning, controlling or occupying lands or realty adjoining or near any of the Real
Property and Reserves of the Companies or Seller or regarding adverse possession, the location of boundary lines, encroachments, mineral rights, subsidence, water quality or quantity, flood damage, blasting damage, trespass, waste, transportation of coal or other materials, nuisances or any other similar matter.

          3.12. Absence of Certain Changes. Except as disclosed on Schedule
3.12, since December 31, 2003 the business and operations of the Companies have been conducted in the ordinary course and there has not been any condition, change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect; and no
Company has taken any action, or entered into any transaction described in
Section 5.1(b).

          3.13. Tax Matters. Except as set forth on Schedule 3.13:

          (a) In respect of each Company and each taxable year (other than, in respect of each Excluded Company, Excluded Taxable Years), and, to the Knowledge
of Seller, in respect of each Excluded Company in respect of each Excluded
Taxable Year, all Income Tax Returns and all other material Tax Returns required to be filed prior to the Closing Date by or on behalf of such Company for such taxable year (separately or as part of a consolidated, combined or unitary group) have been or shall be timely filed (subject to permitted extensions applicable to such filing), all such Tax Returns were correct and complete in all material respects and all Taxes due and owing on such Tax Returns by the
Companies (whether or not shown on any Tax Returns) have been or shall be paid within the prescribed period or any extension thereof, other than Taxes that are being contested in good faith for which adequate accruals or reserves have

                                       27

been established on the Most Recent Financial Statements or shall be made or established on the books of the applicable Company or Companies as of the
Closing Date. Neither RACH nor any Company has established reserves for Taxes
(other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) in the December 31, 2003 Audited
Financial Statements in excess of $1,757,310. In respect of each Company other than any Excluded Company, and, in respect of each Excluded Company, since the
Exclusion Date to the Knowledge of Seller, no claim has been made by a Taxing
Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

          (b) Seller has made available to Buyer correct and complete copies of all material Tax Returns filed by, and examination reports and statements of deficiencies assessed against or agreed to by, any of the Companies for Tax years beginning on or after January 1, 2000, and for periods beginning prior to
January 1, 2000, to the extent such Tax Returns, examination reports and statements of deficiencies are within the possession of Seller and the applicable statute of limitations has not expired (or, in the case of any such
Tax Return filed for, and examination report or statement of deficiency assessed against or agreed to by, an Affiliated Group, the portion of such Tax Return, assessment or statement of deficiency relating to or relevant to the determination of Tax liability for a Post-Closing Tax Period or Straddle Period of any of the Companies).

          (c) There are no Encumbrances for Taxes encumbering any of the RACH
Shares, RAG West Shares or any securities, assets or properties of any Company, except Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith for which adequate reserves or accruals have been made or established on the Most Recent Financial Statements or on the books of the applicable Company or Companies as of the Closing Date.

          (d) There has not been any audit of any Tax Return filed by any
Company (other than an Excluded Company) or any Affiliated Group with which any
Company (other than an Excluded Company) currently files a Tax Return in respect of which the applicable Company received a written notice from the relevant
Taxing Authority, for any taxable year beginning on or after January 1, 1999.
There has not been any audit of any Tax Return filed by any Excluded Company in respect of which the applicable Excluded Company received a written notice from the relevant Taxing Authority, for any taxable year beginning on or after
January 1, 2000 and, to the Knowledge of Seller, in respect of any Excluded
Company, there has not been any audit of any Tax Return filed by any Excluded
Company on a separate return basis for the taxable year beginning January 1,
1999. In respect of each Company, there are no (i) examinations, audits, proceedings or disputes relating to Taxes by or with, as applicable, any Taxing
Authority in respect of which the applicable Company received a written notice from the relevant Taxing Authority that are pending or, to the Knowledge of
Seller, were threatened by any Taxing Authority against such Company, (ii)
unresolved claims for Taxes asserted in writing or, to the Knowledge of Seller, asserted or threatened to be asserted by any Taxing Authority against such
Company, or (iii) unresolved claims in competent authority pursuant to any income tax, trade tax or social insurance tax treaty, against any Company, that, in each case, would reasonably be expected to result in a Material Tax Liability to the Companies for any taxable period (or any portion thereof) ending on or before the Closing Date.

                                       28

          (e) None of the Companies is currently a beneficiary of any extension of time within which to file any Tax Return.

          (f) Since January 1, 1998, with respect to the Companies (other than the Excluded Companies), and since the Exclusion Date with respect to the
Excluded Companies, all Taxes that each Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state or foreign law) except to the extent that the failure to withhold, collect or pay such Taxes would not result in a Material Tax Liability to the Companies.

          (g) Other than in connection with extensions of time for filing Tax
Returns, none of the Companies has granted any extension or waiver of the statute of limitations period applicable to any Tax or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

          (h) None of the Companies is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make after the Closing any payment computed by reference to Taxes, taxable income or taxable losses of any other person (other than any of the Companies).

          (i) Each Company has collected all sales and use Taxes required to be collected, and has remitted or will remit on a timely basis, such amounts to the appropriate Taxing Authorities, or have been furnished properly completed exemption certificates except to the extent that the failure to collect or remit such Taxes or to be furnished such exemption certificate would not result in a
Material Tax Liability to the Companies. Each Company (i) has in its (or its
Affiliates') possession all material records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of sales and use Taxes required to be collected and paid over by such Company and regarding all exempt transactions by such Company for all periods open under the applicable statute of limitations, and (ii) has maintained all such records and supporting documents in material compliance with all sales and use Tax statutes and regulations applicable thereto except, in each case, to the extent that the failure to so possess or maintain such records and documents would not result in a Material Tax Liability to the Companies.

          (j) None of the Companies has executed any power of attorney with respect to any matter relating to Taxes of any Company that is currently in force.

          (k) Since January 1, 1998 none of the Companies (other than the
Excluded Companies), and since the Exclusion Date none of the Excluded
Companies, has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than the Affiliated Group of which they are currently members and with which they file a consolidated Tax Return). Further,
(i) none of the Companies (other than the Excluded Companies) has any liability for the Taxes of any Person (other than the Companies) for any taxable year or period beginning on or after January 1, 1998, (ii) none of the Excluded
Companies has any liability for the Taxes of any Person (other than the
Companies) for any taxable year or period beginning after the Exclusion

                                       29

Date and, to the Knowledge of Seller, none of the Excluded Companies has any liability for the Taxes of any Person (other than the Companies) for any taxable year or period beginning on or after January 1, 1998, in each case, under
Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

          (l) Since January 1, 1998 none of the Companies (other than the
Excluded Companies), and since the Exclusion Date none of the Excluded
Companies, has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

          (m) Since January 1, 1998 with respect to each Company (other than the
Excluded Companies), and since the Exclusion Date with respect to the Excluded
Companies, there has been no contract or agreement, plan or arrangement by any of the Companies covering any person that, individually or collectively, could give rise to the payment of any amount by reason of the transactions described in Section 2.1(a) and (b), or any other transaction occurring prior to the date hereof, that would not be deductible by any of the Companies by reason of
Section 280G or Section 162(m) of the Code. For any taxable year beginning on or after January 1, 1999, with respect to each Company (other than the Excluded
Companies), and with respect to the Excluded Companies, for any taxable year beginning on or after the Exclusion Date, each Company has disclosed on its federal income Tax Returns all positions taken therein for which there was no substantial authority for such positions.

          (n) RACH and each Company (other than the Non-Corporate Companies)
currently is, and on the Closing Date will be, a member of a consolidated group within the meaning of Treasury Regulation Section 1.1502-1(h).

          (o) None of the Companies will be required to include in any
Post-Closing Tax Period taxable income attributable to income accrued for U.S.
federal and state Income Tax purposes, as applicable, in a Pre-Closing Tax
Period but not recognized for U.S. federal and state Income Tax purposes, as applicable, in any taxable year or period beginning on or prior to the Closing
Date as a result of any: (A) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (B) prepaid income received on or prior to the Closing Date or; (C) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provisions of state, local or foreign tax law).

          (p) None of the Companies (other than the Excluded Companies), and since the Exclusion Date, none of the Excluded Companies, has participated in a
"listed transaction" (as such term is defined under Treasury Regulation Section
1.6011-4(b)(2)) that is required to be disclosed under Treasury Regulation
Section 1.6011-4.

          (q) No assets of the Companies are required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the
Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or are "tax-exempt property" within the meaning of Section 168(h)(1) of the Code.

                                       30

          (r) None of the net operating losses or other tax credit carryforwards of any Company is limited by Section 382 of the Code, other than as related to the transactions contemplated by this Agreement.

          3.14. Employee Benefits. (a) Schedule 3.14(a) contains a true and complete list of all "employee benefit plans" (within the meaning of Section
3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA"), all multiemployer plans (within the meaning of Section 3(37) of
ERISA), and all other employee benefit plans, payroll practices, programs, policies, and arrangements, including, but not limited to, all severance, retention, change in control, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom stock, employee loan, death benefit, group insurance, medical, dental, pension, life insurance (including all life insurance policies to which any Company is the owner or beneficiary),
Section 125 of the Code "cafeteria" or "flexible" benefit plan, and Black Lung
Trusts, whether funded or not, and whether covered by ERISA or not, and any insurance or other funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise, whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director or consultant, contract employee, leased employee of any of the Companies (the "Company
Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or any of the Companies, or
(ii) any of the Companies has any present or future Liability, including
Liability that could arise from their status as a trade or business under common control with another trade or business, whether or not incorporated, which would make them a "single employer" within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the
"Benefit Plans".

          (b) Except as set forth on Schedule 3.14(b), with respect to each
Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such
Benefit Plan has received a determination letter from the applicable
Governmental Authority stating that it so qualifies and that its trust has been determined to be exempt from taxation under Section 501(a) of the Code and to the Knowledge of Seller, the qualification under Section 401(a) of the Code of such Benefit Plan has not been adversely affected; (ii) such Benefit Plan is in material compliance in form and in operation and has been administered in material compliance with its terms and the applicable provisions of ERISA, the
Code and other applicable Law; (iii) all reports, returns, and other documentation (including Form 5500 annual reports, summary annual reports,
PBGC-1s and summary plan descriptions) that are required to have been filed with the Internal Revenue Service, the Department of Labor, Pension Benefit Guaranty
Corporation (the "PBGC") or any other Governmental Authority have been filed on a timely basis and have been distributed on a timely basis to the employees entitled to receive the same; (iv) each Benefit Plan which is a "welfare plan"
(as defined in Section 3(1) of ERISA)(a "Welfare Plan") is in material compliance with the requirements of COBRA and HIPAA; (v) no material non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section
4975 of the Code) has occurred that gives rise to or might reasonably be expected to give rise to any Liability on the part of the Companies; (vi) all contributions, premiums or other payments required to be made to such Benefit
Plan as of the date hereof (taking into account any extensions of time for the making of such contributions, premiums or other payments) have been made in full; (vii) all contributions, premiums or other payments for any period ending on or before the Closing Date

                                       31

which are not yet due will be accrued in accordance with GAAP; (viii) Seller has provided to Buyer current, complete and correct copies of each Benefit Plan and to the extent applicable: any related trust or other funding agreement, the most recent determination letter, any summary plan descriptions and other written communications to Company Employees regarding the same, the annual report (Form
5500) and attached schedules for the most recent year, and the audited financial statements and the actuarial valuation reports for the most recent three years with respect thereto; (ix) to the Knowledge of Seller, none of the Companies have made any oral representations to any Company Employees that modify in any material respect the rights or benefits to be provided under any Benefit Plan document; (x) no proposed amendments or changes to the Benefit Plans are now under active consideration for adoption within the twelve months immediately following the date hereof; (xi) no Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the
Code, whether or not waived; (xii) for each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, Seller has provided to Buyer copies of the latest statement of assets it has received from its asset manager(s), the most recent final actuarial valuation reports, and for periods thereafter, the most recent preliminary actuarial valuation reports; (xiii) no "reportable event" (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in Liability, has occurred with respect to any Benefit
Plan; (xiv) no Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the
Sarbanes-Oxley Act of 2002); (xv) none of Seller or the Companies, nor any of their respective ERISA Affiliates, nor any organization with respect to which any such entity is a successor or parent corporation, within the meaning of
Section 4069(b) of ERISA, has, to the Knowledge of Seller, engaged in any transaction described in Sections 4069 or 4212(c) of ERISA; (xvi) each Benefit
Plan that is a "pension plan" (as defined in Section 3(2) of ERISA) (a "Pension
Plan") that is not intended to be qualified under Sections 401(a) or 403(a) of the Code is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; (xvii)
no assets of any of the Companies are allocated to or held in a "rabbi trust" or similar funding vehicle; (xviii) no Welfare Plan is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA and (xix) no Company has received any services from an individual whom it treated as an independent contractor or leased employee, but who has been determined by any Governmental
Authority to be a common law employee for purposes of such Benefit Plan.

          (c) Except as set forth on Schedule 3.14(c), no Benefit Plan provides medical or death benefits with respect to current or former employees of the
Companies beyond their termination of employment (other than (i) to the extent required by applicable Law and (ii) benefits the full cost of which is borne by the current or former employee or his beneficiary).

          (d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any former or current employee of the Companies, or any other Person to any severance pay, termination pay or other, similar payments for which Buyer or any of the Companies will have any
Liability after the Closing; or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation due, with respect to any such employee or

                                       32

any other Person under any Benefit Plan for which Buyer or any Company will be liable after the Closing.

          (e) Except as set forth on Schedule 3.14(e), (i) no Benefit Plan which is a Pension Plan has been completely or partially terminated; (ii) no fiduciary has any Liability for a material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Benefit Plan; (iii) no action, suit, claim, proceeding, hearing, or investigation with respect to any such Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened; and, to the Knowledge of Seller, no facts or circumstances exist that could give rise to any such actions, suits, claims, proceedings, hearings or investigations, (iv) none of the Companies, nor any ERISA Affiliate, nor
Seller have any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability as defined in ERISA Section 4201); (v) no written or, to the Knowledge of Seller, oral communication has been received from the PBGC in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (vi) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the
Internal Revenue Service or other Governmental Authorities are pending, in progress or, to the Knowledge of Seller, threatened (including, without limitation, any routine requests for information from the PBGC), (vii) no acts or events contemplated by the Peabody Agreement will impose any Liability on the
Companies or the Benefit Plans, (viii) to the Knowledge of Seller, no
Liabilities or Encumbrances exist and no event has occurred or is contemplated or threatened by any Person, that would impose any material Liability on any
Company or any Benefit Plan (other than routine claims for benefits) under
ERISA, the Code, or other applicable Law, and (ix) no Benefit Plan that is a multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

          (f) Except as set forth on Schedule 3.14(f), no Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

          3.15. Labor and Employee Relations. (a) Except as set forth on
Schedule 3.15(a), (i) none of the Companies is presently a party to, bound by, or negotiating with respect to any written collective bargaining agreement with any union in respect of the Company Employees; (ii) there is not currently any unfair labor practice charge, action, inquiry, proceeding, complaint, claim, or investigation pending or, to the Knowledge of Seller, threatened against any
Company or otherwise affecting any Company; (iii) there is no written grievance or arbitration proceeding pending or, to the Knowledge of Seller, threatened against any Company; (iv) there is not currently nor has there been during the twelve months prior to the date of this Agreement any labor strike, slowdown, work stoppage, dispute, union organizational campaigns or representation proceedings, lockout or other labor controversy in effect, or, to the Knowledge of Seller, threatened against the Companies; (v) none of the Companies is a party to, or otherwise bound by, any consent decree, order, award, or citation by any Governmental Authority relating to Company Employees, employment practices, or the payment of any wages or benefits; and (vi) to the Knowledge of
Seller, there is no actual or alleged breach of the material terms of any contractual obligations governing the employment of the Company Employees.

                                       33

          (b) Except as set forth on Schedule 3.15(b) no consultant, contract employee, or leased employee has been engaged by any Company to whom annual payments could reasonably be expected to exceed US$50,000 in the aggregate.

          (c) Schedule 3.15(c) sets forth a list of all Company Employees, broken down by Company and location, and then broken down into the following categories: (1) those who are active, (2) those who are on an approved leave of absence, including those receiving any short-term or long-term disability or salary continuation benefits, and those receiving any benefits under a Workers'
Compensation Law, and (3) those who are on a panel or have any right to be recalled or rehired by any of the Companies.

          (d) Except as set forth on Schedule 3.15(d), each of Seller and the
Companies are in compliance in all material respects with all Laws pertaining to the hiring, employment and termination of the employment of employees, labor relations, equal employment opportunities, fair employment practices, terms and conditions of employment, hours of work and payment of wages or compensation, granting of leaves of absences, and other similar employment activities, including the Code, ERISA, the National Labor Relations Act, Title VII of the
Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair
Labor Standards Act, COBRA, HIPAA, the Worker Adjustment and Retraining
Notification Act of 1988, and all other applicable Laws. Each of the Seller and the Companies also have complied in all material respects with all obligations imposed on them under Law to they extent they are a government contractor, including Executive Order 11246 of 1964, Vietnam Era Veterans Readjustment Act
of 1974, Section 503 of the Rehabilitation Act of 1973, 15 U.S. C. Section
637(d)(3), and 48 C.F.R. Section 52.219.

          (e) Each of the Companies are in compliance in all material respects with all Workers' Compensation Laws. All pending claims under each Workers'
Compensation Law are set forth on Schedule 3.15(e).

          3.16. Intellectual Property. (a) Except as set forth on Schedule
3.16(a), (i) one or more of the Companies legally or beneficially owns or has the sole and exclusive (as applicable) and enforceable right to use, transfer and license all Intellectual Property material to the conduct of the Business of the Companies as it is currently conducted, free from (A) any Encumbrances other than Permitted Encumbrances, and (B) any requirement of royalty payments or other license fees or payments and (ii) to the Knowledge of Seller, (A) the operation of the Business of the Companies does not infringe or otherwise violate any Intellectual Property of any other Person and (B) none of the
Intellectual Property owned by any of the Companies is being infringed by any other Person. The Companies take all commercially reasonable actions to protect and enforce their material Intellectual Property.

          (b) Except as set forth on Schedule 3.16(b), each Company owns or has a license to use (directly from a third party other than Seller or a non-Company
Affiliate of Seller) all Software or hardware that is used in the conduct of its
Business as currently conducted. None of the Software or hardware is owned or licensed by Seller or any Affiliate of Seller (that is not a Company). No
Company relies on the assistance of Seller or any of its Affiliates (that is not a Company) in administering, operating or maintaining the Software or hardware.

                                       34

          3.17. Contracts. Schedule 3.17(a) sets forth a complete list of each of the following contracts, agreements, commitments, or other arrangements (in each case, whether written or oral) to which any Company is a party or by which any of them is bound (collectively, the "Material Contracts"):

               (i) any option, purchase and sale contract or lease (whether real or personal property, equipment, machinery, or other assets, tangible or intangible) providing for annual payments of US$500,000 or more (or
          US$2,000,000 or more over the term of such option, purchase and sale contract or lease), excluding any such contracts that are terminable by the relevant Company on not more than thirty (30) days' notice without payment by any Company of any penalty;

               (ii) any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

               (iii) contracts involving the expenditure by any Company of more than US$500,000 in any instance (or any contract involving aggregate expenditures by any Company of more than US$2,000,000) for the purchase of materials, goods, supplies, equipment, services or capital assets, excluding any such contracts that are terminable by the
          Companies without penalty on not more than thirty (30) days' notice;

               (iv) contracts providing for payments to any Company of more than
          US$500,000 in any instance (or any contract providing for aggregate payments to any Company of more than US$2,000,000) for the sale of coal, natural gas, materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Companies without penalty on not more than thirty (30) days' notice;

               (v) outstanding guarantees, subordination agreements and
          indemnity agreements, whether or not entered into in the ordinary course, under which any Company may become liable for or obligated to discharge, or any asset of any Company is or may become subject to the satisfaction of, any Indebtedness, obligations, performance or undertaking of other Persons (other than any Company) involving the potential expenditure by any Company after the date of this Agreement of more than US$500,000 in any instance (or any such guarantee, subordination agreement or indemnity agreement involving the potential aggregate expenditure by any Company of more than US$2,000,000);

               (vi) any agreement relating to indebtedness for borrowed money
          (whether incurred, assumed, guaranteed or secured by any asset), including notes, indentures, mortgages, loan or credit agreements, capital and equipment leases, security agreements, or other agreements for the incurrence of Debt, other than

                                       35

          (A) trade accounts payable incurred in the ordinary course of business and (B) any such agreement relating to indebtedness owed to Seller or any of its Affiliates to be repaid on or before the Closing Date or owed to any Company;

               (vii) agreements concerning material Intellectual Property, including those under which any Company has licensed material
          Intellectual Property to or from any other Person;

               (viii) partnership, limited liability company, joint venture agreements or other agreements involving a sharing of profits or expenses by any Company;

               (ix) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), under which any Company will have any Liabilities exceeding $500,000 not reflected in the Audited Financial Statements;

               (x) exclusive distributor, dealer, sales agency or similar contracts under which any Company is obligated to pay after the date of this Agreement an amount in excess of US$500,000 during any calendar year (or any such contract providing for aggregate payments by any Company in excess of US$2,000,000);

               (xi) any contract providing that any Company will receive future payments aggregating more than US$500,000 per annum or US$2,000,000 in the aggregate prior to the expiration of such contract;

               (xii) any agreement with (A) Seller or any of its Affiliates
          (excluding the Companies) or (B) any director or executive officer of
          Seller or any of its Affiliates (excluding the Companies), or any
          Person who is an immediate relative of any such Person, or any combination of such Persons (each such agreement described in clauses
          (A) and (B), an "Affiliate Agreement");

               (xiii) any outstanding power-of-attorney empowering any Person not a current employee of any Company to act on behalf of any Company;

               (xiv) any employee collective bargaining agreement with any labor union or employees covering former, current or future employees of any
          Company or work done, being done or to be done in the future by any of the Companies;

               (xv) mining and exploration leases, material Permits and
          applications therefor;

               (xvi) contracts that restrict any Company after the date of this
          Agreement from engaging in any line of business in any geographic area or competing with any Person;

               (xvii) Employment Contracts;

                                       36

               (xviii) any contract or agreement for the payment or receipt of license fees, commissions or royalties to or from any Person anticipated to be in excess of US$500,000 individually or on an annual basis (or any such contract or agreement providing for aggregate payments to or from any Person anticipated to be in excess of
          US$2,000,000), exclusive of any arrangement in respect of royalty payments pursuant to mining and exploration leases, which are addressed in Section 3.17(a)(i) above;

               (xix) each contract or agreement with DBT or any subsidiary of
          DBT other than routine purchase orders for services or spare parts
          (each a "DBT Agreement"), and in respect of each DBT Agreement,
          Schedule 3.17(a) sets forth the amount owing to DBT by each Company pursuant thereto; and

               (xx) any other material agreement, commitment, arrangement or plan not made in the ordinary course of business.

          (b) Except as set forth on Schedule 3.17(b), each Material Contract is in full force and effect, and is a valid and binding agreement of each Company which is a party thereto and, to the Knowledge of Seller, each of the other parties thereto, enforceable by or against such Company and, to the Knowledge of
Seller, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). Except as set forth on Schedule 3.17(b), consummation of the transactions contemplated by this Agreement will not terminate or cause any Material Contract to become terminable by any other party thereto or result in a material alteration of any
Material Contract. Each of the Companies and Seller has performed all material obligations required to be performed by it to date under the Material Contracts except as disclosed on Schedule 3.17(b). Except as set forth on Schedule
3.17(b), no Company or Seller, nor to the Knowledge of Seller any other party, has repudiated any material provision of the Material Contracts or, to the
Knowledge of Seller, has any basis to do so. Except as set forth on Schedule
3.17(b), no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default
(however described), breach, or breach of covenant or undertaking in any material respect by (x) any Company under any Material Contract or (y) to the
Knowledge of Seller, any other party to any Material Contract. Seller has heretofore made available to Buyer true and complete copies of all such Material
Contracts (or in the case of a Material Contract that is an oral agreement, a reasonably detailed summary thereof), including all amendments, modifications, waivers and consents applicable thereto.

          (c) Each DBT Agreement was negotiated and entered into on arms' length terms between the parties thereto and on a basis no less favorable to the
Company that is a party to such DBT Agreement than if the Company were unrelated to DBT.

          3.18. Environmental Matters. Except as set forth on Schedule 3.18:

               (i) each of the Companies is, and at all prior times has been in compliance in all material respects with all Environmental Laws and all of its

                                       37

          Environmental Permits, including requirements related to all filings and maintenance of all material information, documentation, and records, except that with respect to the Excluded Companies prior to the Exclusion Date this representation is made to the Knowledge of
          Seller;

               (ii) none of the Companies is subject to any material
          Environmental Claim or has received written or, to the Knowledge of
          Seller, other notice of any threatened material Environmental Claim, regarding or resulting from activities of any Company, the Business of any Company or any property or assets currently or formerly owned, operated or used by any Company, or regarding any other activity, business, property or asset for which any Company is asserted to be liable;

               (iii) none of the Companies is subject to any Governmental Order under any Environmental Law, that would interfere in any material respect with the ability of such Company to continue to operate its assets and conduct its business as currently conducted;

               (iv) (a) none of the Companies has Released or arranged for the
          Release of any Hazardous Materials at any location in violation of, or that would require notification under, any Environmental Law, or in a manner that would reasonably be expected to result in material
          Liability to any Company under Environmental Laws or in violation of its Environmental Permits; (b), to the Knowledge of Seller, no other
          Person has Released any Hazardous Materials, at any location in violation of, or that would require notification under, any
          Environmental Law, or in a manner that would reasonably be expected to result in material Liability to any Company under Environmental Laws or in violation of its Environmental Permits, (c) to the Knowledge of
          Seller, Hazardous Materials are not otherwise present, at any property currently or formerly owned or operated by any Company in violation of
          Environmental Law or in a manner that would reasonably be expected to result in material Liability to any Company under Environmental Law or in violation of its Environmental Permits, and (d) there are no landfills or disposal areas located at, on, in or under the assets of the Companies that are not exclusively associated with the Companies'
          Mining Activities; provided, however, that with respect to the
          Excluded Companies prior to the Exclusion Date the representation in clause (a) of this Section 3.18(iv) is made to the Knowledge of
          Seller;

               (v) (a) no property currently owned or operated by any Company is listed or, to the Knowledge of Seller, proposed for listing on the
          CERCLA National Priorities List or CERCLIS list or any similar
          Governmental Authority's list of sites at which remedial or response action is or may be necessary; (b) to the Knowledge of Seller, no property formerly owned or operated by any Company is listed or proposed for listing on any list referred to in the preceding clause
          (a); (c) no Company is (and, to the Knowledge of Seller, there are no facts that exist that could reasonably be expected to cause any
          Company to be) a potentially responsible party under CERCLA or any similar state law in connection with any

                                       38

          site or facility actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Materials; and (d) no property currently owned or operated by any Company contains asbestos or asbestos-containing materials, in either case in a condition constituting a violation of Environmental Law or as would reasonably be expected to result in material Liability to any Company;

               (vi) to the Knowledge of Seller, during the next five fiscal years none of the Companies is reasonably expected to require (a) a
          Capital Expenditure of more than US$2,000,000 in excess of the amounts set forth on the Capital Expenditure Budget or (b) an increase in annual operating expenses of more than US$2,000,000 in excess of the amounts set forth on the Annual Operating Expenses Budget attached hereto as Schedule 3.18(vi) for such year, in order to achieve or maintain compliance with Environmental Laws or Permits required pursuant to Environmental Laws, as such Environmental Laws and Permits are in effect and are interpreted by the relevant regulatory authorities as of the date hereof;

               (vii) none of the Companies has stored, transported or accepted for transport any Hazardous Materials in a manner or to a location, including any Real Property or any property formerly owned or operated by any of the Companies (or any of their predecessors), that would reasonably be expected to result in material Liability to any Company under Environmental Law and any such Hazardous Materials have been treated, transported and stored substantially in compliance with all applicable Environmental Laws; provided, however, that with respect to the Excluded Companies prior to the Exclusion Date, the representation in this Section 3.18(vii) is made to the Knowledge of Seller;

               (viii) each of the Companies has obtained all Environmental
          Permits material to the operation of its assets and the Business as it is currently and for the last fiscal year has been conducted, all of which are in full force and effect and listed on Schedule 3.18(viii);

               (ix) except as listed on Schedule 3.18(ix), there are not
          currently and since January 1, 1996 there have not been any underground storage tanks "owned," or "operated" (as defined by applicable Environmental Law) by any Company or present or located on the Company's Real Property;

               (x) to the Knowledge of Seller, Seller has not withheld from
          Buyer any information in its or the Companies' possession or control pertaining to the history of all Real Property and any property formerly owned or operated by the Companies (or any of their predecessors) which would indicate any material non-compliance by any
          Company with, or material liability of any Company under, any
          Environmental Law for which any Company is currently asserted to be liable.

          3.19. Insurance. Schedule 3.19 lists all insurance policies held in the name of any of the Companies or that provides coverage to the assets and operations of any Company and any Company Employees, specifying the insurer, amount of coverage and type of insurance.

                                       39

Except as set forth on Schedule 3.19, all such policies are in full force and effect and will continue to be so on substantially similar terms immediately following the consummation of the transactions contemplated by this Agreement, all premiums due thereon have been paid and, where applicable, each Company has complied in all material respects with the provisions of such policies, no event has occurred which, with notice or the lapse of time, would constitute a breach or default under the policy and none of Seller or any Company has received any written or, to the Knowledge of Seller, other notice from any of its insurance brokers or carriers that such broker or carrier has cancelled or terminated coverage or will not be willing or able to renew their existing coverage. All insurance policies not held in the name of any Company but which cover the assets and operations of the business of any Company and any Company Employees are in full force and effect (subject to changes made in the ordinary course of business that will not materially reduce the coverage thereunder) and will remain in full force and effect until the Closing, at which time coverage thereunder will be discontinued with respect to the Companies and the business of the Companies. To the Knowledge of Seller, as at the date hereof and as of the Closing Date, there are no claims outstanding under any insurance policy described in this Section 3.19 and relating to the business of any Company in excess of US$1,000,000, and no event has occurred which might give rise to any such claim.

          3.20. Personal Property Assets. (a) Schedule 3.20 sets forth a true and complete list of all the material machinery, equipment, vehicles, preparation plants or other coal processing facilities, loadout and other transportation facilities and other tangible personal property now owned or leased by each Company and indicates which of the Companies owns or leases such asset. As to each asset shown on Schedule 3.20, each Company has good and marketable title to, or holds by a valid, enforceable and existing lease or license with respect to such asset, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.20, no rights of the Companies under such leases or licenses have been assigned or otherwise transferred as security for any obligation of the Companies.

          (b) The title or leasehold interests to the assets set forth on
Schedule 3.20 includes all tangible assets used by the Companies to conduct the
Business as currently conducted. Such assets have been maintained, in all material respects, in accordance with normal mining industry practice and, except for normal wear and tear, are suitable for the purposes for which the
Companies are presently using them.

          (c) Schedule 2.2 is a true and complete list of all capital leases of the Companies, indicating which of the Companies is a party to such capital leases and the payoff amount under such capital lease that, if paid to the lessor thereunder, would fully satisfy the Company's remaining obligations under such capital lease as a primary obligor.

          3.21. Real Property. Leased Properties. Schedule 3.21(a) lists all real property and water rights, and other material interests in land, including coal, mining and surface rights, easements, rights of way and options, and all material rights of the Companies to timber, and natural gas (including coalbed methane and gob gas), leased or subleased by any Company (the "Leased Real
Property"). Seller has heretofore made available to Buyer true and complete copies of the leases and subleases covering the Leased Real Property (as amended to the date of this Agreement and the date of Closing). With respect to each lease and sublease and except as

                                       40

otherwise specified on Schedule 3.21(a) (or on Schedule 3.20 in the case of the
Leased Fixtures and Improvements):

               (i) such lease or sublease is, to the Knowledge of Seller, in full force and effect in all respects and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance,
          reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles
          (whether considered in a Proceeding in equity or at law);

               (ii) the Companies have a valid leasehold interest in all Leased
          Real Property and all fixtures and improvements on such Leased Real
          Property, including all preparation plants or other coal processing facilities, loadout and other transportation facilities (the "Leased
          Fixtures and Improvements"), in each case, free and clear of any
          Encumbrances, except for Permitted Encumbrances;

               (iii) (A) none of the Companies is in material default under any such lease or sublease and, to the Knowledge of Seller no event has occurred which, with the passage of time or expiration of any grace period would constitute a material default of any Company's obligations under such lease or sublease, (B) to the Knowledge of
          Seller, no other party to any such lease or sublease is in material default thereunder and (C) none of the Companies has received a written or, to the Knowledge of Seller, other notice of default with respect to such lease or sublease;

               (iv) there are no unwritten or oral modifications to such leases or any course of dealing or business operations that can be construed as a material modification to such leases;

               (v) no such lease or sublease has been mortgaged, deeded in trust or subjected to an Encumbrance by any Company; and

               (vi) there are no other matters that materially adversely affect the rights of any Company to the Leased Real Property or the Leased
          Fixtures and Improvements.

          (b) Owned Properties. Schedule 3.21(b) lists all real property and water rights, and other material interests in land, including coal, mining and surface rights, easements, rights of way and options, and all material rights of the Companies to timber, and natural gas (including coalbed methane and gob gas), owned by any of the Companies (the "Owned Real Property"). Conveyances,
leases and easements by any Company to any third party in respect of any Owned
Real Property are listed on Schedule 3.21(b)(i). All existing surveys, title insurance policies, title insurance abstracts and other evidence of title (if any) in the possession of any of the Companies relating to any Owned Real
Property have been heretofore made available to Buyer. With respect to each such parcel of the Owned Real Property, except as otherwise specified on Schedule
3.21(b) or Schedule 3.21(b)(i) (or Schedule 3.20 in the case of the Owned

                                       41

Fixtures and Improvements) or where the failure of any of the following to be true and correct would not reasonably be expected to be materially adverse to the use of such parcel of the Owned Real Property:

               (i) the identified owner has good and marketable fee simple title to the parcel of the Owned Real Property and all fixtures and improvements on such Owned Real Property, including all preparation plants or other coal processing facilities, loadout and other transportation facilities (the "Owned Fixtures and Improvements"), free and clear of any Encumbrances, except for Permitted Encumbrances;

               (ii) there are no pending or, to the Knowledge of Seller,
          threatened condemnation Proceedings, eminent domain or requisition
          Proceedings; and

               (iii) there are no other matters that materially adversely affect the title of any Company to the Owned Real Property or the Owned
          Fixtures and Improvements.

          (c) Additional Representations Related to Real Property. Except as set
forth on Schedule 3.21(c), none of the Companies nor Seller has received any written or, to the Knowledge of Seller, other notice of claims that any Company has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass and, to the Knowledge of Seller, no facts exist upon which such a claim could be based provided, however, that the foregoing representations shall be deemed to be made to the Knowledge of Seller in respect of any such notice or claim received by any Company prior to Seller's (or
Seller's Affiliate's) acquisition thereof. Seller has made available to Buyer the most recent complete and correct version of each of the following items to the extent such items are (a) in the possession of the Companies, (b) relate to or affect the Real Property, including the coal reserves, coal ownership, mining conditions, mines, and mining plans of the Companies and (c) material to the conduct of the Business of any Company: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.

          3.22. Intercompany Accounts; Transactions with Affiliates. (a)
Schedule 3.22(a) contains a complete list of all intercompany balances between
Seller or any of its Affiliates, on one hand, and any Company, on the other hand
(each such account, an "Intercompany Account").

          (b) Except as set forth on Schedule 3.22(b), (i) no Company is party to any contract, agreement, commitment or other arrangement (in each case, whether written or oral) with Seller or any of its Affiliates (other than any other Company), (ii) none of Seller or any of its Affiliates (other than the
Companies) has any interest in any of the property or assets used by the
Companies and (iii) none of Seller or any of its Affiliates (other than the
Companies) provides any services to any of the Companies.

                                       42

          3.23. No Brokers' or Other Fees. Except for Dr. Spannagel+Partner GmbH
and Deutsche Bank AG, whose fees and expenses will be paid by Seller, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Seller or the Companies or under which Buyer or the Companies could become liable or obligated.

          3.24. Entire Business. Each Company owns, or has valid leasehold interests in, all the assets and properties (real or personal) necessary for the conduct of the business of such Company, (a) as currently conducted or (b) as proposed to be conducted over the next twelve (12) months, except, in the case of clause (b) above, any items (i) set forth on Schedule 3.24, (ii) set forth in the Capital Expenditure Budget or the Annual Operating Expenses Budget or (iii)
which, if not obtained, would not be material to any Company.

          3.25. Solvency. None of the Companies has stopped or suspended payment of its debts, become unable to pay its debts as they become due, or otherwise become insolvent in any jurisdiction. None of the Companies is the subject of any pending, rendered or threatened insolvency proceedings of any character.
None of the Companies has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

          3.26. Customers and Suppliers. Schedule 3.26(a) contains a list of the top ten customers of the Companies as a whole (determined on the basis of revenues) for each of the last two fiscal years and Schedule 3.26(b) contains a list of the top ten suppliers of the Companies as a whole (determined on the basis of cost of items purchased) for the last two fiscal years. Since January
1, 2002, to the Knowledge of Seller, there has not been (i) any material change adverse to any Company in the business relationship of any Company with any of its material customers or suppliers, including the customers and suppliers listed on Schedules 3.26(a) and (b), respectively, or (ii) any change adverse to any Company in any material term (including credit terms) of the agreements or other arrangements with any such customers or suppliers, in each case other than in the ordinary course of business. During the past three years, no Company has received customer complaints concerning its products and services, nor has any
Company had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course which have not, and are not likely to have, individually or in the aggregate, a Companies Material Adverse Effect.
To the Knowledge of Seller, none of the customers of or suppliers to any Company intends to cancel, terminate or otherwise materially modify its relationship with such Company, whether as a result of the consummation of the transactions described herein or otherwise.

          3.27. Grants and Allowances. None of the Companies has received any grant, allowance, aid or subsidy from any Governmental Authority during the last five (5) years which, to the Knowledge of Seller, is currently due and owing as a result of any act or failure to act by any Company or which would become due and owing as a result of the sale of the Shares to Buyer and, in such case, would reasonably be expected to result in an aggregate Liability to any of the
Companies (or loss of grant, allowance, aid and/or subsidy) in excess of
US$2,000,000.

                                       43

          3.28. Absence of Certain Payments; Illegal Acts. Since June 30, 1999,
none of the Companies have (nor, to the Knowledge of Seller, has any director, officer, agent, or employee of any Company nor any other person, acting on behalf of any Company) directly or indirectly: used any of such Company's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from such Company's funds; violated any provision of the Foreign
Corrupt Practices Act of 1977 applicable to such Company; established or maintained any unlawful or unrecorded fund of such Company's monies or other assets; made any false or fictitious entry on the books or records of such
Company; or made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for such
Company, or to make any unlawful payment for favorable treatment for business secured or for special concessions already obtained for such Company. To the
Knowledge of Seller, none of the Companies has committed any criminal or illegal act which has had or would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

          3.29. Offers. Each offer, tender or quotation, whether written or verbal, made by any Company in respect of the business of such Company, which is outstanding and capable of acceptance by a Third Party, was made in the ordinary course of business and all such offers, tenders or quotations that provide for annual payments of US$2,000,000 or more in the aggregate are set forth on
Schedule 3.29.

          3.30. Debt; Security Interests. Schedule 3.30 lists all of the outstanding Debt of the Companies, including the payee thereof and the amount outstanding. None of the Companies has granted or created, or agreed to grant or create, any Encumbrances other than Permitted Encumbrances and any Encumbrances disclosed in the Audited Financial Statements.

          3.31. Forecasts. All forecasts, projections, models, budgets or estimates heretofore delivered to Buyer by Seller and its Affiliates and their respective representatives and advisers have been prepared in good faith, and without any intention to mislead, on the basis of the information available at the time of their preparation.

          3.32. Disclosure. The representations and warranties contained in this
Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

          3.33. No Other Representations or Warranties. Except for the
representations and warranties of Seller contained in this Agreement and
Seller's Schedules, Seller makes no express or implied representation or warranty to Buyer.

                                       44

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this
Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this
Agreement throughout this Article IV), provided that if a representation and warranty speaks as of a specific date or time, it need only be correct and complete as of such date or time:

          4.1. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license unless the failure to have such qualification or license is not material to the business of Buyer.

          4.2. Authorization; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance of their respective obligations hereunder has been duly authorized by all necessary action on the part of Buyer and, upon such authorization, no other proceedings or actions by Buyer's board of directors are necessary to authorize or consummate this Agreement, or the transactions contemplated hereby. This Agreement has been duly executed and delivered by
Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding agreement of Buyer and is enforceable against
Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

          4.3. No Conflicts or Approvals. (a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby does not (i) violate, conflict with or result in a breach by Buyer of its organizational documents, (ii) violate, conflict with or result in a breach of, constitute a default by Buyer, result in the acceleration of (or create an event which, with notice or lapse of time or both, would constitute a default or result in the acceleration of) or require any consent or other action by any Person under, or give rise to any right of termination, modification, cancellation or acceleration or require any notice under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, arrangement or other instrument to which Buyer or any of its properties or assets may be bound, (iii) violate or result in a material breach of any Governmental Order or Law applicable to Buyer or any of their respective properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Buyer.

          4.4. Governmental Authorization. Except as set forth on Schedule 4.4, the execution, delivery and performance by Buyer of this Agreement and the consummation of the

                                       45

transactions contemplated hereby (i) will require no action by or in respect of, or any Consent from, any Governmental Authority, (ii) will not, to the Knowledge of Buyer, give any Governmental Authority the right to challenge any material portion of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief that is material to Buyer under any Law to which
Buyer is subject, or (iii) will not contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any
Governmental Authority the right to revoke, withdraw, suspend, cancel, or terminate any material authorization or Permit issued by a Governmental
Authority that is held by Seller or the Companies or that otherwise relates to the Companies.

          4.5. No Brokers' or Other Fees. No Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Buyer or under which Seller could become liable or obligated.

          4.6. Permit Blocking. Neither Buyer nor any of its Affiliates has been notified by the U.S. Office of Surface Mining Reclamation and Enforcement, or
the agency of any state administering the SMCRA, that Buyer or any of its
Affiliates (i) is ineligible to receive surface mining permits or (ii) is under investigation to determine whether its eligibility to receive a SMCRA permit should be revoked, and to the Knowledge of Buyer, no such notification has been threatened.

          4.7. Financial Ability to Perform. As of the Closing Date, Buyer shall have available to it (a) funds sufficient to enable it to deliver the Purchase
Price and (b) the credit capacity sufficient to post new bonds to cause the replacement of the Seller Bonds in accordance with Section 5.10.

          4.8. Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

          4.9. No Other Representations or Warranties. Except for the
representations and warranties of Buyer contained in this Agreement and Buyer's
Schedules, Buyer makes no other express or implied representation or warranty to
Seller.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

          5.1. Conduct of Business Prior to the Closing. (a) Seller covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) as disclosed on Schedule 5.1(a)(A) or (iii) with the prior written consent of
Buyer, from the date hereof to Closing, (A) the business of each Company (and the maintenance of their respective books, accounts and records, inventory levels) shall be conducted only in the ordinary course of business and in compliance

                                       46

with all Laws, Environmental Laws and Permits, (B) the obligations of each
Company shall be paid or performed when due (and no Company shall change in any material respect its practices in connection with the payment of accounts payable in respect of its purchases), (C) Seller and the Companies will use commercially reasonable efforts to cause the present business organization and business relationships and customer relationships of each Company to be preserved and their respective rights and operations to be maintained in all material respects, (D) each Company shall continue to make such Capital
Expenditures pertaining to the business of such Company as are reasonably consistent with the capital expenditure budget of the Companies attached hereto as Schedule 5.1(a) (the "Capital Expenditure Budget") and the past practice of the Company, (E) each Company shall use reasonable efforts to retain the services of its respective officers and key employees and maintain relationships with its respective officers and key employees, (F) each Company shall use reasonable efforts to maintain and keep (i) the Business substantially intact, including present operations, physical facilities, working conditions, Permits, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees and (ii) its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, (G) each Company shall use reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained and (H)
each Company shall collect its receivables only in the ordinary course of business and in the same manner as previously collected.

          (b) Without limiting the foregoing, Seller covenants and agrees that, except (A) as expressly provided in this Agreement; or (B) as disclosed on
Schedule 5.1(b), from the date hereof until the Closing:

               (i) None of the Companies shall amend its organizational
          documents;

               (ii) None of the Companies shall (A) declare, set aside, make or pay any dividend or other distribution payable in cash, shares of capital stock or property with respect to such Company's shares of capital stock, except for payment of cash dividends or other distributions to Seller not in excess of (i) US$200,000,000 in the aggregate during the period January 1, 2004 to the Closing Date, plus
          (ii) the amount of the net after-tax proceeds of the sale of the RAG
          Colorado Entities (subject to the obligations of Section 5.14); (B)
          redeem, purchase or otherwise acquire directly or indirectly such
          Company's shares of capital stock or other ownership interests of such
          Company; (C) issue, transfer, sell, pledge, dispose of or encumber any shares of capital stock or other ownership interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other ownership interests of shares of any class of capital stock of such Company; or (D) split, recapitalize, combine or reclassify any shares of its capital stock;

               (iii) None of the Companies shall (A) adopt, establish, enter into any new employee benefit plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence on the date of this Agreement or amend or terminate any
          Benefit Plan (except for changes required by applicable Law and as contemplated by the Peabody Agreement), (B) increase

                                       47

          any compensation or fringe benefit of, or enter into or amend any employment, severance, termination or similar agreement or arrangement with any Company Employees, except for normal increases in base salary in the ordinary course of business and the payment of cash bonuses or incentive compensation to Company Employees pursuant to and consistent with existing plans or programs, (C) loan or advance any money or other property to any director, officer or other Company Employee, or enter into any other transaction with any director, officer or Company
          Employee outside the ordinary course of business, (D) grant any equity or equity-based awards to any Company Employee, (E) except with the prior written consent of Buyer (which consent shall not be unreasonably withheld), sign or agree to any new collective bargaining or other agreements with any union (other than local agreements that settle grievances without precedent), (F) agree to provide any severance or other post-termination benefits to any Company Employees beyond those provided by the Benefit Plans and Employment Contracts in effect as of the date of this Agreement or (G) with respect to any amounts due to be contributed to a Benefit Plan on or before the
          Closing Date, delay the contribution thereof or seek an extension of time to make the contribution, where in either case it would delay the contribution to a date after the Closing Date;

               (iv) None of the Companies shall sell, lease or dispose of any material assets of such Company, except for the sale of (a) the RAG
          Colorado Entities, (b) personal property sold in an arms length transaction to a purchaser not an Affiliate of Seller in the ordinary course of business consistent with past practice which are not used or proposed to be used in the operations of any Company and the disposition of which would not impair the ability of any Company to conduct its Business, and (c) inventory in the ordinary course of business;

               (v) None of the Companies shall acquire or invest in any assets that are material to such Company, except as expressly provided in the
          2004 Capital Expenditure Budget or in this Agreement and except for the purchase of inventory in the ordinary course of business;

               (vi) None of the Companies shall: (A) create, incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business in an immaterial amount; (C) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary and usual course of business consistent with past practice and that shall not exceed US$500,000 individually or
          US$2,000,000 in the aggregate; or (D) mortgage, pledge sell, transfer, dispose of or otherwise subject to any Encumbrance any of its material properties or assets, tangible or intangible, or create any
          Encumbrance of any kind with respect to any such asset;

                                       48

               (vii) None of the Companies shall acquire (by merger,
          consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or extend any credit to or purchase any debt obligation of any Person, provided, however, that each Company may continue to sell coal upon payment terms consistent with its past practice or otherwise customary in the industry in the ordinary course of its Business;

               (viii) None of the Companies shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

               (ix) None of the Companies shall change any of the accounting methods, policies or practices used by it unless in the determination of the Companies' independent accountants such change is required by
          GAAP, and Seller shall have notified Buyer in advance of such change;

               (x) Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Companies shall (A) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (B) change any annual Tax accounting period,
          (C) enter into any Tax sharing agreement, (D) enter into any settlement or compromise of any Tax liability, (E) file any amended
          Tax Return with respect to any Tax, (F) enter into any closing agreement relating to any Tax, (G) surrender any right to claim a Tax refund or (H) make Tax accruals or establish reserves for Taxes in a manner inconsistent with the Companies' past practice if, and to the extent that, any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action in each case would have the effect of increasing the Tax liability of Buyer or any of the Companies for any Post-Closing Tax Period individually or in the aggregate in an amount in excess of $25,000 in any single taxable year;

               (xi) Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed)
          none of the Companies shall enter into any contract, agreement or understanding that, if in existence on the date hereof, would constitute a Material Contract or, change, waive or otherwise modify, cancel or terminate any Material Contract, provided that the Companies shall be permitted to enter into new agreements, or changes or modifications to existing agreements, for the supply of coal to the extent such new agreements, changes or modifications are of a nature that are in the ordinary course of business, are not materially adverse to any of the Companies and are not individually (A) in respect of more than 1,000,000

                                       49

          tons, with regard to shipments from mines operated by RAG West and RAG
          Wyoming, or more than 100,000 tons with regard to shipments from other locations or (B) for a term in excess of twelve (12) months;

               (xii) None of the Companies shall (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or (B) waive, release or transfer any rights of material value or forgive, cancel or compromise any indebtedness due or owning to such Company, in each case of (A) or
          (B), other than in the ordinary course of business;

               (xiii) None of the Companies shall settle or compromise any
          Proceeding (whether or not commenced prior to the date of this
          Agreement) other than any Liability, obligation or restriction that does not restrict or adversely affect in any manner the conduct of the business or operation of any Company after Closing provided that in no event shall any of the Companies settle or compromise any Proceeding that involves a monetary payment in excess of US$500,000 or
          US$2,000,000 in the aggregate for the settlement or compromise of all such Proceedings;

               (xiv) None of the Companies shall enter into any new line of business in which any Company is not engaged as of the date hereof;

               (xv) None of the Companies shall enter into any transaction, agreement or arrangement (whether written or oral) with Seller or any of their respective Affiliates (other than any other Company), provided however that the Companies may enter into transactions, agreements or arrangements with DBT or its subsidiaries in the ordinary course of the Companies' Business consistent with past practice not to exceed US$2,000,000 in the aggregate other than transactions, agreements or arrangements otherwise reflected in the
          Capital Expenditure Budget;

               (xvi) Except (i) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (ii) where such expenditure is required in the best interest of the
          Companies (in the reasonable judgment of Seller) in cases where time is of the essence in order to respond to events adversely affecting the Companies' operations and prompt notice of such expenditure is given to Buyer, none of the Companies shall incur or commit to make
          Capital Expenditures, other than in accordance with the current
          Capital Expenditure Budget;

               (xvii) None of the Companies shall fail to comply, in any
          material respect, with any applicable Laws or Governmental Orders;

               (xviii) None of the Companies shall grant any license or
          sublicense of rights under or with respect to any Intellectual
          Property;

                                       50

               (xix) None of the Companies shall fail to take any action
          required on its part in order to maintain or renew any Permits required for its business or take any action that results in the loss of such Permits;

               (xx) None of the Companies shall authorize or enter into an agreement, arrangement or commitment to do any of the foregoing.

          (c) Notwithstanding anything to the contrary set forth in this
Agreement, (x) the Companies shall have the right to repay the debt obligations set forth on Schedule 5.1(c), and (y) RACH shall have the right to obtain loans from Seller (or from any Affiliate of Seller, other than any one of the
Companies) (collectively the "Short Term Loan") and to transfer the proceeds of the Short Term Loan to any of the Companies (whether as a capital contribution, advance or otherwise) for the purpose of enabling the Companies to repay any or all of the debt obligations set forth on Schedule 5.1(c), it being understood that the Short Term Loan shall be deemed to be Debt for purposes of this
Agreement (including, without limitation, for purposes of the condition set forth in Section 7.13).

          5.2. Access; Cooperation and Further Assurances.

          (a) Seller shall cause each Company to afford Buyer and its officers, employees, accountants, counsel and other authorized representatives, including representatives of any Person providing financing to Buyer in connection with the transactions contemplated in this Agreement, access during normal business hours throughout the period from the date hereof to the Closing or the date of termination of this Agreement, to it and its properties, contracts, commitments, books and records and Seller shall, and shall cause each Company to, cooperate in all reasonable respects with Buyer's investigations and examinations of the
Companies and shall cause its and the Companies' respective representatives to furnish promptly to Buyer such additional financial and operating data and other information as to its and the Companies' respective business and properties as
Buyer or its duly authorized representatives may from time to time reasonably request. In the event that Seller determines that disclosure of any such information would be in violation of applicable Laws or the provisions of any confidentiality agreement to which Seller or any Company is a party, Seller will use its best efforts to institute appropriate substitute disclosure arrangements that do not violate any such Laws or confidentiality obligations, to the extent reasonable under the circumstances. Unless otherwise required by Law and until the Closing Date, Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreements.
Notwithstanding the provisions of this Agreement and the provisions of the
Confidentiality Agreements, Buyer may disclose in documents related to Buyer's financing of the transaction, financial and other information concerning the
Companies and the transactions contemplated hereby; provided that such disclosure in Buyer's reasonable judgment is reasonably necessary for marketing purposes.

          (b) Following the Closing, Seller and Buyer will from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

                                       51

          5.3. Tax Matters.

          (a) Tax Returns.

               (i) Post-Closing Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Post-Closing Tax
Periods ("Post-Closing Tax Returns") for the Companies. Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Post-Closing Tax
Returns. Buyer shall file a consolidated U.S. federal Income Tax Return for the period beginning immediately after the Closing Date as the common parent of a consolidated group and shall include in each such group (and shall include in its income the income of) RACH and all the other Companies which are members of
RACH's Affiliated Group immediately prior to the Closing (and shall cause each such Company to join such consolidated group).

               (ii) Pre-Closing Tax Periods. After the Closing, Buyer shall (and shall cause the Companies to) timely prepare (in a manner consistent with the
Companies' prior practice) and file all Tax Returns related to Pre-Closing Tax
Periods ("Pre-Closing Tax Returns" and each a "Pre-Closing Tax Return") for the
Companies that are filed after the Closing Date. Buyer shall provide to Seller a draft of each such Pre-Closing Tax Return at least seventy-five (75) days prior to the due date for filing such Pre-Closing Tax Return (including any extension). Seller shall have the right to review and to comment on, and to reasonably request that changes be made to, each such Pre-Closing Tax Return and to deliver to Buyer any changes to each such Pre-Closing Tax Returns no later than thirty (30) days prior to the due date for filing such Pre-Closing Tax
Return. Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax
Returns and mutually to consent to the filing of such Pre-Closing Tax Returns as promptly as possible. If Buyer and Seller cannot agree on all issues arising as a result of Seller's review of any such Pre-Closing Tax Return, then, within twenty (20) days prior to the due date for filing such Pre-Closing Tax Return,
Seller and Buyer shall refer the matter to the Neutral Auditor to arbitrate the dispute in New York City, New York. Seller and Buyer shall equally share the fees and expenses of such Neutral Auditor and its determination as to any issue in dispute shall be concluded within five (5) days of the due date for filing such Pre-Closing Tax Return and such determination shall be binding on Seller, the Companies and Buyer and shall be enforceable in a court of competent jurisdiction.

               (iii) Straddle Returns. Buyer shall (and shall cause the
Companies to) timely prepare (in a manner consistent with the Companies' prior practices, to the extent such practices are in compliance with applicable Law)
and file all Straddle Returns for the Companies, provided, however, that no such
Tax Return shall be filed without the prior written consent of Seller. With respect to each Straddle Return for each Company, Buyer shall deliver to Seller, at least seventy-five (75) days prior to the due date for filing such Straddle
Return (including any extension), a draft of such Straddle Return together with a draft statement setting forth the allocation of taxable income and Taxes under
Section 5.3(c)(iii) for the corresponding Straddle Period ("Allocation
Statement"). Seller shall have the right to review and to comment on, and to reasonably request that changes be made to, each such Straddle Return and
Allocation Statement and to deliver to Buyer any changes to each such Straddle
Return and Allocation Statement no later than thirty (30) days prior to the due date for filing such Straddle Return.

                                       52

Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of such review of Straddle Returns and Allocation
Statements and mutually to consent to the filing of Straddle Returns as promptly as possible. If Buyer and Seller cannot agree on all issues arising as a result of any such Seller's review of Straddle Return and Allocation Statement, then, within twenty (20) days prior to the due date for filing such Straddle Return,
Seller and Buyer shall refer the matter to the Neutral Auditor to arbitrate the dispute in New York City, New York. Seller and Buyer shall equally share the fees and expenses of such Neutral Auditor, and its determination as to any issue in dispute shall be concluded within five (5) days of the due date for filing such Straddle Return and such determination shall be binding on Seller, the
Companies and Buyer and shall be enforceable in a court of competent jurisdiction.

               (iv) General. Buyer shall (and shall cause the Companies to)
close (and, if permissible, elect to close), for U.S. federal, state and local and foreign Tax purposes, the taxable year or period of each of the Companies as of the close of the Closing Date, to the extent (i) permitted by applicable Law, and (ii) the Parties agree in good faith that the applicable closing of the taxable year or period will not have an adverse effect on the Tax liabilities of the Parties, their respective Affiliates or the applicable Company.
Notwithstanding the provisions of Sections 5.3(a)(i) and 5.3(a)(ii) above, in the case that the number of days in the period commencing immediately after the end of the applicable Pre-Closing Tax Period or Straddle Period and ending on the due date (including all applicable extensions) for filing the Tax Return corresponding to such Pre-Closing Tax Period or Straddle Period is less than
100, each of the numbers seventy five (75), thirty (30), twenty (20) and five
(5) in Sections 5.3(a)(i) and 5.3(a)(ii) above shall be reduced proportionately.

          (b) Amended Returns/Elections.

               (i) If Seller so requests (and at its sole cost and expense), the
Companies shall and Buyer shall cause the Companies to prepare and timely file
(to the extent determined by Seller, at its sole discretion, to be advisable or beneficial), amended Tax Returns for the Companies for any Pre-Closing Tax
Period (whether filed on a separate or on a consolidated, combined or unitary basis) provided, however, that no Company shall be required to file an amended
Tax Return if such filing shall result in Tax liability for a Post-Closing Tax
Period or for the portion of any Straddle Period allocated to Buyer in accordance with Section 5.3(c)(iii), unless (a) Buyer provides its prior consent
(which consent shall not be unreasonably withheld, conditioned or delayed), (b)
Seller agrees to reimburse, in advance of such filing, the applicable Company for such Tax liability plus any reasonable costs associated with such filing and
(c) Buyer determines in its reasonable discretion that such filing is in accordance with applicable Law. Without limiting the provisions of Section
5.3(a) above, Buyer shall not, and shall cause the Companies and its other
Affiliates not to, amend any Tax Return of the Companies relating to any
Pre-Closing Tax Period or Straddle Period, make any election with respect to, or that may affect the Tax Liability of any Company for, any Pre-Closing Tax Period
or Straddle Period, or carryback any item to any Pre-Closing Tax Period or
Straddle Period of any Company allocated to Seller in accordance with Section
5.3(c)(iii), unless (a) Seller provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) Buyer agrees to reimburse, in advance of such filing, the Seller for such Tax liability and to release Seller from any and all Liability under this Agreement arising as a result

                                       53

of such amendment, carryback or election and (c) Seller determines in its reasonable discretion that such filing is in accordance with applicable Law.

               (ii) At Seller's request, Buyer shall cause each of the Companies
(or any successor thereof) to make or join with Seller in making any election;
provided, however, that no Company shall be required to make or join in making in any such election if such election shall result in an increase of its or
Buyer's Tax liability for a Post-Closing Tax Period or for the portion of any
Straddle Period allocated to Buyer in accordance with Section 5.3(c)(iii), unless (a) Buyer provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) Seller agrees to reimburse, in advance of making such election, the applicable Company for such Tax liability plus any reasonable costs associated with such filing and to release
Buyer from any and all Liability under this Agreement arising as a result of such election and (c) Buyer determines in its reasonable discretion that such filing is in accordance with applicable Law.

          (c) Tax Indemnity.

               (i) Seller shall indemnify Buyer and its respective Affiliates
(including each Company) and hold them harmless (without duplication, including with respect to amounts payable under Article IX hereof) from (a) all liability for Taxes of each Company for any Pre-Closing Tax Period, (b) all liability for
Taxes of each Company for any Straddle Period to the extent allocated to the portion of the Straddle Period ending on the Closing Date in accordance with
Section 5.3(c)(iii), (c) all liability of any Company for Taxes of any member
(other than (A) any of the Companies, and (B) any other member of an affiliated, consolidated, combined or unitary group of which Buyer or any Affiliate thereof is or will be the parent) of any affiliated consolidated, combined or unitary group of which such Company is or was a member on or prior to the Closing pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulations; provided, however, that this clause
(c) shall only apply to the extent such Taxes arise out of the Company's membership in such affiliated, consolidated, combined or unitary group during a
Pre-Closing Tax Period or as a transferee or successor (as a result of any transaction effected by such Company before the Closing), (d) all liability for
Taxes of any Company arising out of a breach of the representations and warranties contained in Section 3.13, (e) U.S. federal, state and local Income
Taxes imposed on any Company in respect of gain or income directly recognized on the transactions deemed to occur pursuant to the making of the Section
338(h)(10) Election to the extent such Taxes are in excess of the amounts payable to Buyer pursuant to Section 5.3(c)(vii), (f) any liability for Taxes resulting from the failure by Seller (or any Affiliate thereof (other than the
Companies)) or from the failure prior to the Closing of any Company to perform or observe in any respect Seller's (or its) obligations and covenants under
Section 5.1(b)(x) and Section 5.3 of this Agreement, (g) any payments required to be made by any Company after the Closing Date to any third party (other than any Company, Buyer (or any Affiliate thereof) or any successor or transferee of any of the foregoing) under any Tax sharing, Tax indemnity, Tax allocation or similar contracts, whether or not written, entered into by such Company prior to the Closing (other than payments required under Customer Agreements), (h) any
RAG Colorado Tax Liability, (i) any withholding tax (including any interest and penalties thereon) imposed on Buyer by a Taxing Authority with respect to the amount (if any) required to be withheld by Buyer pursuant to Section 1445 of the
Code and the regulations thereunder on account of any U.S. federal income tax liability of Seller

                                       54

in respect of the Transaction, to the extent exceeding the aggregate amounts paid to any Taxing Authority pursuant to the Escrow Agreement or otherwise withheld by Buyer pursuant to Section 1445 of the Code and the regulations thereunder from the Purchase Price and (j) in the case of clauses (a), (b), (c),
(d), (e), (f), (g), (h) or (i), unless otherwise provided in Section 5.3(c)(vi)
below, all reasonable legal, accounting, appraisal, consulting, or similar fees and expenses attributable to such Taxes or liabilities, provided, however, that in the case of clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i) above,
Seller shall be liable only to the extent that such Taxes (and other indemnifiable amounts) (A) are not recovered by Buyer (or any Affiliate thereof), using their reasonable efforts to obtain such recoverable amount, from a third party or third parties that are not Affiliates of Buyer, (B) are in excess of the lesser of (i) the aggregate amount, if any, reserved for Taxes on the December 31, 2003 Audited Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income or any reserve not in accordance with GAAP or not consistent with past practices) of the Companies or (ii) US$1,448,754, (C) are in excess of the amounts reflected as an accrued Tax liability as of the Closing Date on the books of the applicable Company or Companies, provided, however, that any such accrued Tax liability shall be in accordance with GAAP and consistent with past practices as of the Closing Date, (D) do not constitute Transfer Taxes governed by Section 5.3(j), and (E) do not constitute amounts payable to any Person (i)
in the nature of Buyer Refunds (as defined in Section 5.3(f) below) under the CA
Tax Sharing Agreement, the Peabody Agreement or a Customer Agreement, or (ii)
for or in connection with any refund (within the meaning of Section 5.3(f)
below) of Taxes or other amounts pursuant to any Customer Agreement.
Notwithstanding the foregoing, the indemnity provided by this Section 5.3(c)(i)
shall not extend to any Tax or other amount to the extent that it directly arises as a result of one or more of the following: (A) any representation or warranty by Buyer under this Agreement being incorrect in any respect, (B) the failure by Buyer (or any Affiliate thereof) to perform or observe in any respect
Buyer's (or its) obligations under, or any covenant or condition in, this
Agreement or any Tax sharing, Tax indemnity, Tax allocation or similar agreement, or (C) the willful misconduct or the gross negligence of any of Buyer or any Affiliate thereof.

               (ii) Buyer shall, and after the Closing shall cause each Company to, indemnify Seller and its Affiliates and hold them harmless from (A) all liability for Taxes of any Company for any taxable period ending after the
Closing Date (except that in the case of a Straddle Period, this indemnity will cover only such Taxes that are allocated to the portion of the Straddle Period beginning after the Closing Date pursuant to Section 5.3(c)(iii)), (B) any liability for Taxes resulting from the failure by Buyer (or its Affiliates) to perform or observe in any respect Buyer's (or its Affiliates') obligations under, or any covenant or condition in, Section 5.3 of this Agreement and (C)
all liabilities for Taxes resulting from a breach of any of Buyer's representations in Article IV, (D) to the extent that the aggregate amounts paid by Seller to Buyer pursuant to Section 5.3(c)(vii) exceed the U.S. federal, state and local income Taxes imposed on any Company in respect of gain or income directly recognized on the transactions deemed to occur pursuant to the making of the Section 338(h)(10) Election, such excess amount, and (E) all reasonable legal, accounting, appraisal, consulting or similar fees and expenses)
attributable to such Taxes or liabilities. Notwithstanding the foregoing, the indemnity provided by this Section 5.3(c)(ii) shall not extend to any Tax or other amount to the extent that it directly arises as a result of one or more of the following: (A) any representation or warranty by Seller under this Agreement being incorrect in any respect, (B) the failure by Seller (or any Affiliate thereof) to perform or observe in any respect Seller's (or its) obligations under, or any covenant

                                       55

or condition in, this Agreement, or (C) the willful misconduct or the gross negligence of any of Seller or any Affiliate thereof.

               (iii) In the case of each Straddle Period of each Company:

                    (A) The amount of real, personal and intangible property
Taxes ("Property Taxes") of such Company for such Straddle Period allocable to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of Property Taxes imposed in respect of real, personal and intangible property owned by such Company on or prior to the Closing for the entire
Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the portion of the Straddle Period beginning on the first date in such Straddle Period on which such real, personal or intangible property was owned by such Company and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. All Property Taxes of such Company for the Straddle Period not allocated to the portion of the
Straddle Period ending on the Closing Date pursuant to the preceding sentence shall be allocated to the portion of the Straddle Period beginning after the
Closing Date;

                    (B) The amount of any Taxes of such Company (other than
Property Taxes) allocable to the portion of the Straddle Period ending on the
Closing Date shall be determined based on an interim closing of the Company's books as of the close of the Closing Date, consistent with its past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as deduction for depreciation, shall be apportioned on a time basis (and for this purpose, the taxable period of any partnership or other pass-though entity in which such Company directly or indirectly holds a beneficial interest shall be deemed to terminate at such time); and

                    (C) In respect of each Company, Buyer shall (or shall cause such Company to) timely pay all Taxes due in respect of all Straddle Periods of such Company; provided, however, that Seller shall pay to Buyer, at least two
(2) Business Days prior to the date on which such Taxes are due to the relevant
Taxing Authority, an amount equal to the portion of such Taxes that would be indemnifiable by Seller under Section 5.3(c)(i)(b) with respect to such Taxes and Straddle Period.

               (iv) Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 5.3(c), all Taxes relating to any transaction or event outside the ordinary course of business occurring after the Closing, and all liability for Taxes resulting from any Tax election made not at Seller's request (other than the Section 338(h)(10) Election) after the Closing by Buyer, any Company or any Affiliate of any of the foregoing, shall be deemed to be for a Post-Closing Tax Period. Buyer shall report all transactions not in the ordinary course of business occurring on the Closing Date after Closing on
Buyer's federal Income Tax Return to the extent permitted by Treasury Regulation
Section 1.1502-76(b)(1)(ii)(B).

               (v) For the avoidance of doubt, no indemnification payment under
Section 5.3(c) shall be subject to the limitations on indemnity contained in
Section 9.1(d).

                                       56

               (vi) Notwithstanding anything to the contrary herein (except as provided in Sections 5.3(b), 5.3(f), and 5.3(j), each of which sets forth the
Party responsible for paying certain fees and expenses related to Tax filings), it is agreed that all accounting, legal, appraisal, consulting or similar fees and all cost and other expenses relating to the preparation and filing of all
Tax Returns required to be filed (or have been regularly filed), by, for or on behalf of any Company or Buyer after the Closing shall be borne solely by the
Companies or Buyer, and shall not be reimbursed or paid for by Seller.

               (vii) On or before November 30, 2004, Buyer shall prepare and deliver to Seller a good faith estimate (with reasonable supporting documentation) of the U.S. federal, state and local Income Taxes that will be imposed on any Company in respect of gain or income directly recognized on the transactions deemed to occur pursuant to the making of the Section 338(h)(10)
Election (the "Section 338(h)(10) Estimate"). If, within thirty (30) days following delivery of the Section 338(h)(10) Estimate, Seller shall not have given Buyer notice of Seller's objection to the Section 338(h)(10) Estimate
(which notice shall contain a statement of the basis of such objection), Seller shall pay to Buyer such Section 338(h)(10) Estimate on December 31, 2004. If
Seller gives notice to Buyer of Seller's objection, and Buyer and Seller are unable to resolve the dispute within thirty (30) days after delivery of such notice of objection, the dispute will be submitted for resolution to the Neutral
Auditor. Notwithstanding such dispute, Seller shall pay Buyer on December 31,
2004 the greater of (i) the portion of the Section 338(h)(10) Estimate that is not in dispute or (ii) the Section 338(h)(10) Tax Cost. The Neutral Auditor
shall arbitrate the dispute in New York City, New York and its determination as to any issue in dispute shall be concluded within twenty (20) days of such referral by Seller and Buyer. Such determination shall be binding on Seller, the
Companies and Buyer and shall be enforceable in a court of competent jurisdiction. All costs of the dispute resolution process contemplated by this
Section 5.3(c)(vii) (including, without limitation, the Neutral Auditor's fees, but exclusive of attorneys' fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the estimate asserted by each Party regarding the amount of such Tax to (y) the final decision of the Neutral Auditor of such amount. Buyer shall pay to Seller, within ten (10) days from the date on which the U.S. federal, state and local
Income Tax Returns on which the U.S. federal, state and local Income Taxes of the Companies in respect of gain or income recognized on the transactions deemed to occur pursuant to the making of the Section 338(h)(10) Election are filed (in the aggregate, the "Reported Section 338(h)(10) Tax Amount", respectively), the excess (if any) of (A) the aggregate amounts paid by Seller to Buyer pursuant to this Section 5.3(c)(vii) over (B) the Reported Section 338(h)(10) Tax Amount.

          (d) Tax Claims.

               (i) If Seller or Buyer (or any Affiliate thereof) becomes aware of any pending or threatened tax audit, assessment, Proceeding or any other claim by any Taxing Authority or any other Person, which, if successful, might result in an indemnity payment to an indemnified person under Section 5.3(c) (a
"Tax Claim"), then the Person becoming so aware shall promptly give a written notice to the indemnifying Party of such Tax Claim and of any counterclaim such
Person proposes to assert, provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying Party has been actually prejudiced as a result of such failure. Such notice shall

                                       57

contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or filed with any Taxing Authority in respect of any such Tax Claim.

               (ii) With respect to any Tax Claim relating to a Pre-Closing Tax
Period of any Company or that could otherwise affect Seller's liability under
Section 5.3(c)(other than Tax Claims governed by Section 5.3(d)(iii) or (iv)
below), Seller shall be entitled to control all Proceedings (at Seller's sole cost and expense) and may make all decisions taken in connection with such Tax
Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals,
Proceedings, hearings and conferences with any Taxing Authority with respect thereto, and settle or comprise any such Tax Claim, and may, in its sole discretion, either pay (or cause the payment of) the Tax claimed and sue for a refund, where applicable law permits such refund suits, or contest the Tax Claim in any permissible manner; provided, however, that (a) Seller shall provide
Buyer with a timely and reasonably detailed account of each stage of the proceedings related to such Tax Claim, (b) Seller shall not settle, compromise or abandon any such Tax Claim in a manner that would have the effect of increasing the Tax liability of Buyer or any of the Companies for any
Post-Closing Tax Period or the portion of the Straddle Period allocable to Buyer pursuant to Section 5.3(c)(iii), without obtaining the prior written consent of
Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), and (c) Buyer shall have the right to retain separate counsel at its sole cost and expense and, to the extent that such Tax Claim could result in a
Tax liability to Buyer for any Post-Closing Tax Period or Straddle Period, to
reasonably participate in the aspects of the prosecution or defense of such Tax
Claim relevant to such Tax liability. If Seller requests that a Tax Claim under its control pursuant to this Section be contested, and such requested contest, as a prerequisite thereto, shall require the payment of such asserted Tax Claim,
Seller shall provide an advance in the amount of such requested payment (or if lesser, the portion of such amount indemnifiable by it in respect of such Tax
Claim under Section 5.3), to the indemnified person on an interest free basis
(an "Advance") and such indemnified person shall promptly pay such Tax Claim to the applicable Taxing Authority.

               (iii) Seller and Buyer shall, in good faith with each other, jointly control and participate in all Proceedings taken in connection with any
Tax Claim relating to Taxes of any Company for any Straddle Period of any
Company. None of Seller, Buyer or any Company (or any Affiliate thereof) shall settle, compromise or abandon any such Tax Claim without the prior written consents of both Buyer and Seller, which consents shall not be unreasonably withheld, conditioned or delayed. Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the joint control and participation in all Proceedings. If Seller and Buyer cannot agree on all issues arising as a result of any such Proceeding, then Seller and Buyer shall refer the matter to the Neutral Auditor to arbitrate the dispute in New
York City, New York. Seller and Buyer shall equally share the fees and expenses of such Neutral Auditor and its determination as to any issue in dispute shall be concluded within twenty (20) days of such referral by Seller and Buyer and such determination shall be binding on Seller, the Companies and Buyer and shall be enforceable in a court of competent jurisdiction. Reasonable out of pocket expenses with respect to such contests shall be borne by Seller and Buyer in proportion to their responsibility for such Taxes as set forth in Section
5.3(c)(iii) hereof.

                                       58

               (iv) Buyer shall control all Proceedings (at Buyer's sole cost and expense) with respect to any Tax Claim relating to a Post-Closing Tax Period of any Company, and, to the extent that such Tax Claim could affect the Tax
Liability of any Company for any Pre-Closing Tax Period or Straddle Period or
otherwise affect Buyer's liability under Section 5.3(c), shall (and shall cause the Companies and any other Affiliate thereof to) (a) defend against such Tax
Claim diligently and in good faith, (b) provide Seller with a timely and reasonably detailed account of each stage of the Proceedings related to such Tax
Claim, (c) provide Seller with the right to reasonably participate in the defense of such Tax Claim at its own expense, and (d) not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of
Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

          (e) Timing of Payment.

               (i) Any party making an indemnification claim pursuant to this
Section 5.3 shall provide the indemnifying party a written demand seeking indemnification pursuant to this Section 5.3 accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable ("Tax Indemnification Claim").

               (ii) If the Tax Indemnification Claim does not involve a Third
Party Claim, unless the indemnifying party shall have given notice of its objection to the claim, the indemnifying party shall pay the claim to the indemnified party within fourteen (14) days from (A) if such Tax Indemnification
Claim is related to Tax or to any other obligation to any third party, the date such Tax or other obligation is actually paid by the indemnified party to the appropriate Taxing Authority or person and evidence of payment of such amount is provided to the indemnifying party, or (B) otherwise, the date such Tax
Indemnification Claim is delivered to the indemnifying party.

               If the indemnifying party gives such notice of objection and the parties are unable to resolve the dispute within thirty (30) days after delivery of such objection, the dispute will be submitted for resolution to the Neutral
Auditor. The Neutral Auditor shall arbitrate the dispute in New York City, New
York and its determination as to any issue in dispute shall be concluded within thirty (30) days of such referral by the parties. Such determination shall be binding on the parties and shall be enforceable in a court of competent jurisdiction, and following such determination the indemnifying party shall pay the claim to the indemnified party within fourteen (14) days from (A) if such
Tax Indemnification Claim is related to Tax or to any other obligation to any third party, the date such Tax or other obligation is actually paid by the indemnified party to the appropriate Taxing Authority or person and evidence of payment of such amount is provided to the indemnifying party or, if later, the date such determination of the Neutral Auditor is delivered to the indemnifying party, or (B) otherwise, the date such determination of the Neutral Auditor is delivered to the indemnifying party. All costs of the dispute resolution process contemplated by this Section 5.3(e) (including, without limitation, the Neutral
Auditor's fees, but exclusive of attorneys' fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party relating to the proper amount of such claim to (y) the final decision of the Neutral Auditor of such amount.

                                       59

               (iii) If the Tax Indemnification Claim involves a Third Party
Claim, unless the indemnifying party shall have given notice of its objection to the claim, the indemnifying party shall pay the claim to the indemnified party within fourteen (14) days from the later of (A) the date such Third Party Claim is actually paid by the indemnified party to the appropriate Taxing Authority or person and evidence of payment of such amount is provided to the indemnifying party, or (B) otherwise, the date such Tax Indemnification Claim is delivered to the indemnifying party. Notwithstanding the foregoing, if the indemnifying party shall have given notice of its objection to such Tax Indemnification Claim, then any liability for a Tax Indemnification Claim shall become due and payable only upon a final determination (as defined below) of the liability of the indemnified person for such Third Party Claim, and shall be paid by the indemnifying party to the indemnified party within fourteen (14) days after the later of: (A) the date on which a final determination with respect to such Third
Party Claim is made, or (B) the date on which such Third Party Claim is actually paid to the appropriate Taxing Authority or person and evidence of payment of such amount is provided to the indemnifying party. For purposes of the preceding sentence, a "final determination" shall be deemed to occur with respect to any liability for Taxes or Third Party Claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the indemnified person (i.e., all allowable appeals have been exhausted or the time period within which such appeals may be filed has expired), (ii) there is a closing agreement made under Section 7121 of the Code (or any analogous provision under the laws of any other jurisdiction) binding in respect of the indemnified person or other administrative settlement with the Internal Revenue Service or other governmental authority, (iii) the time for instituting a claim for refund in respect of the indemnified Taxes has expired, or, if a claim was filed, the time for instituting suit with respect thereto has expired, or (iv) the Tax or the
Third Party Claim are paid, and, pursuant to a written agreement between Seller and Buyer, no claim for refund is filed, and no other contest of such Taxes or
Third Party Claim is made. Upon a final determination of a Tax Claim as to which an Advance has been made by Seller, such Advance shall be offset against the full indemnified amount then due by Seller to the indemnified person pursuant to
Section 5.3 hereto by reason of such Tax Claim, if any, and the remainder of such Advance, if any, shall be paid by the indemnified person to Seller within five (5) Business Days of such final determination.

          (f) Refunds. If Buyer or any Affiliate of Buyer (including the
Companies) receives any refund or credits of any Taxes attributable to any
Pre-Closing Tax Period or any Straddle Period (to the extent such Taxes would be allocated to the portion of the Straddle Period ending on the Closing Date in accordance with Section 5.3(c)(iii)) of any Company or which would otherwise be indemnifiable by Seller under Section 5.3(c), Buyer shall promptly pay to Seller the amount of any such refund or credits of Taxes (including any interest received or credited in respect thereof reduced by reasonable direct expenses or costs incurred in obtaining the refund). Notwithstanding the preceding sentence, any refunds or credits of Taxes (i) to the extent accrued in the Audited
Financial Statements or Most Recent Financial Statements, (ii) received by any
Company for (x) Black Lung Excise Taxes, (y) SMCRA Abandoned Mine Lands
royalties, or (z) West Virginia severance Taxes on exported coal or (iii) to the extent required to be paid, pursuant to any Customer Agreement, to reimburse or otherwise pay to a customer an amount determined by reference to such Tax refund or credit (together "Buyer

                                       60

Refunds"), to the extent not paid prior to the Closing to any third party entitled to receive or be reimbursed for such refunds or credits (A) shall remain the property of the Companies and (B) to the extent received by the
Companies after the date hereof and prior to Closing, will remain in the accounts of the Companies after Closing and will be in addition to the
Companies' Cash on hand requirement under Section 7.14. For purposes of this
Section 5.3(f), the term "refund" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash (except to the extent that such refund is applied to reduce a Tax liability of any Company for any Pre-Closing Tax Period or that is allocated to the portion of the
Straddle Period ending on the Closing Date in accordance with Section
5.3(c)(iii)). Upon the reasonable request of Seller, Buyer shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such pre-Closing Taxes; provided, however, that Seller shall reimburse Buyer for
Buyer's reasonable expenses in connection with the preparation and filing of such claims for refund. Further, Buyer will not be required to file any claims for refunds to the extent that the filing of such claims would increase the Tax liability of Buyer or any Affiliate of Buyer (including the Companies) unless
(a) Buyer provides its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) Seller agrees to reimburse, in advance of making such election, the applicable Company for such Tax liability plus any reasonable costs associated with such filing and (c) Buyer determines in its reasonable discretion that such filing is in accordance with applicable Law.

          (g) Cooperation; Records Retention. Seller and Buyer shall (and Buyer shall cause the Companies and its Affiliates, officers, employees, agents, auditors and other representatives to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5 and any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Returns or Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax
Returns or Tax Claim. Buyer and Seller shall (and Buyer shall cause the
Companies and its Affiliates to) (i) retain all books and records with respect to Tax matters pertinent to the Companies (or any Affiliate thereof) relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention law and agreements entered into with any Taxing
Authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller or Buyer, as the case may be, shall allow the other Party, at its own expense, to take possession of such books and records.
Seller and Buyer further agree, upon reasonable request, to use their best efforts to obtain any certificate or other document from any Governmental
Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) on either Seller or any of the
Companies for any taxable period beginning prior to the Closing Date.

          (h) Tax Sharing Agreements. Seller shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing

                                       61

agreements) between Seller or any of its Affiliates (other than any of the
Companies), on the one hand, and any of the Companies, on the other hand, to be terminated on or before the Closing Date and to have no further effect.
Notwithstanding the foregoing, the Parties agree that the Tax Sharing and
Indemnification Agreement among Cyprus Amax Mineral Company, Amax Energy, Inc.,
Cyprus Amax Coal Company and Seller, dated June 30, 1999 (the "CA Tax Sharing
Agreement") and the Peabody Agreement will not terminate upon the Closing, and after the Closing, upon Seller's request, the Companies shall, and Buyer shall cause the Companies (and any Affiliate thereof) to, cooperate with Seller and its Affiliates and take (or refrain from taking) any action (including the preparation or filing of a Tax Return) and do all things reasonably necessary to satisfy Seller's, Seller's Affiliates' or any of the Companies' obligations and responsibilities (including the obligations and responsibilities of Cyprus Amax
Coal Company assumed by RACH) with respect to or in connection with any Company under the CA Tax Sharing Agreement or the Peabody Agreement (including the transfer of Tax refunds to other persons under such agreements).

          (i) Section 338(h)(10) Election. RACH and Buyer shall (and Seller shall cause RACH to) join in timely making an election under Section 338(h)(10)
of the Code (and any comparable election under state or local Tax law)
(collectively, a "Section 338(h)(10) Election") with respect to the RAG West
Acquisition, and shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section
1.338(h)(10)-1 (or any comparable provisions of state or local Tax law) or any successor provision. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Buyer and RACH each shall execute five copies of Internal Revenue Service Form 8023 (or successor form) for each Section
338(h)(10) Election with respect to RAG West and RAG Wyoming. Within ninety (90)
days after the Closing Date, Buyer shall prepare and deliver to Seller for its review and consent drafts of IRS Forms 8883 and details regarding the allocation of the Purchase Price and the Liabilities of RAG West and RAG Wyoming (plus other relevant items) among the assets of RAG West and RAG Wyoming in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations
thereunder (together, the "Section 338 Allocation"); provided that in no case shall the purchase price attributable to the purchase of the RAG West Shares be inconsistent with the RAG West Purchase Price described in Section 2.2 unless otherwise required by Law. Seller and Buyer shall negotiate in good faith to resolve any disputed items within sixty (60) days of receipt by Seller. If
Seller and Buyer are unable to agree on the Section 338 Allocation within such sixty (60) days, Seller and Buyer shall request the Neutral Auditor in New York
City, New York to decide the allocation of any disputed items. Seller and Buyer shall equally share the fees and expenses of such Neutral Auditor. Neither
Seller nor Buyer (nor any of their respective Affiliates) shall take any position on any Tax Return or with any Taxing Authority that is inconsistent with such allocation (unless, and then only to the extent, otherwise required by applicable law and provided that a prior written notice is provided to the other
Party at least 10 days prior to the date such an inconsistent position is so taken).

          (j) Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer
Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) ("Transfer
Taxes") arising out of or incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement shall be borne equally

                                       62

by Buyer and Seller. The Party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing any such Tax Return. Buyer and Seller shall have the right to review and comment on each such Tax Return and no such Tax Return will be filed without the prior written consents of both Buyer and Seller (which consents shall not be unreasonably withheld, conditioned or delayed). Seller and Buyer agree to consult and to attempt to resolve in good faith any issue related to any such
Tax Return. If Seller and Buyer cannot agree on all issues related to any such
Tax Return, then, within twenty (20) days prior to the due date for filing any such Tax Return, Seller and Buyer shall refer the matter to the Neutral Auditor to arbitrate the dispute in New York City, New York. Seller and Buyer shall equally share the fees and expenses of such Neutral Auditor and its determination as to any issue in dispute shall be concluded within five (5) days of the due date for filing such Tax Return and such determination shall be binding on Seller, the Companies and Buyer and shall be enforceable in a court of competent jurisdiction.

          (k) FIRPTA. RACH shall deliver to Buyer at the Closing a duly executed and acknowledged certificate of non-foreign status described in Treasury
Regulation Section 1.1445-2(b)(2) (the "RACH FIRPTA Certificate"). Seller shall deliver to Buyer at the Closing a withholding certificate described in Treasury
Regulation Section 1.1445-3 (the "Seller FIRPTA Certificate") or a copy of
Seller's application to obtain such a certificate that was filed by Seller with the U.S. Internal Revenue Service.

          (l) Confidentiality. Any information related to Taxes provided by
Seller to Buyer or the Companies or by Buyer or the Companies to Seller shall be maintained by the recipient in confidence, except as may otherwise be necessary or advisable in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

          (m) Survival. Notwithstanding anything herein to the contrary, the obligations of the Parties set forth in this Section 5.3 shall remain in effect until, but shall expire, sixty (60) days after the expiration of the applicable statute of limitations. Furthermore, notwithstanding anything to the contrary in
Section 9.1(c), the representations and warranties set forth in Section 3.13 and the covenants set forth in Section 5.1(b)(x) shall survive until sixty (60) days after the applicable statute of limitations.

          (n) Exclusivity. Notwithstanding any other provision of this
Agreement, any matter or liability related to Taxes shall be governed solely by
Sections 3.13, 5.1(b)(x), and this Section 5.3. Without limiting the foregoing, it is agreed that Sections 2.5 and Article IX shall not apply in respect to any liability for Taxes.

          (o) Reimbursement for Tax Benefit. Buyer agrees to pay over to Seller the amount of any Tax Benefits actually realized by Buyer, any Company, any
Buyer Indemnitee, any Affiliate of any of the foregoing or any successor or transferee of any of the foregoing from or attributable to (i) the Taxes, Losses or other Liability, obligation or item giving rise to the applicable indemnification claim under this Section 5.3 or Article IX ("Indemnified Item")
or (ii) any other Tax Benefit payable under this Section ("Prior Tax Benefit"), provided that such Tax Benefit is actually realized by any such Person in any taxable period or year beginning on or prior to the third anniversary of the date on which the indemnification payment in respect of the

                                       63

Indemnified Item (or the original Indemnified Item giving rise to the Prior Tax
Benefit) is made by the indemnifying party under this Section 5.3 or Article IX.
The indemnified party shall pay to the indemnifying party the Tax Benefit promptly after the Tax Benefit is actually realized, provided, however, that such payment will not be made prior to the payment of the applicable indemnification payment under this Section 5.3 or Article IX in respect of the applicable Indemnified Item by the indemnifying party, and provided, further, that to the extent that such Tax Benefit is subsequently denied by a Taxing
Authority, the indemnifying party shall refund to the indemnified party the appropriate portion of the amount previously paid to the indemnifying party pursuant to this Section 5.3(p) in respect of such Tax Benefit (by recalculating the amount of such Tax Benefit).

          For purposes of this subsection (o), a "Tax Benefit" means an amount by which the Tax liability of the party (or group of corporations including the party) is actually reduced, plus any related interest received from the relevant
Taxing Authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any Indemnified Item shall be deemed to be realized last after any other losses, deductions, credits or items are realized.

          Any indemnification amount payable by any Party under this Section 5.3 or Article IX to any indemnified person shall be offset against, and reduced by, the amount of any Tax Benefits payable to such indemnified Party by such indemnified person. Buyer shall (and shall cause each of its Affiliates
(including the Companies)) to file all Tax Returns, use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise as reasonably necessary to realize all such
Tax Benefits that may be available.

          (p) Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

          (q) Subrogation. Upon payment of any indemnification amount payable by any Party under this Section 5.3, the indemnifying party shall be subrogated, to the extent of such payment, to all of the rights of recovery of the indemnified party (or any Affiliates thereof) against any third party with respect to the matters to which the indemnification claim corresponding to such indemnification amount relates.

          5.4. Further Actions.

          (a) Buyer and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, provided that the obligation to transfer Permits shall be further subject to the terms of Section
5.11. From the date of this Agreement until the Closing Date, Seller will, and will cause the Companies to, give any notices to third parties, and will use its commercially reasonable efforts (and will bear any associated commercially reasonable costs) to obtain, as promptly as practicable all Consents

                                       64

necessary in order to consummate the transactions contemplated by this
Agreement, which Consents are set forth on Schedule 5.4.

          (b) Seller and Buyer shall (i) take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all authorizations, approvals, consents or waivers from Governmental
Authorities, including under the Competition Laws, (ii) respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentation under the Competition Laws and (iii)
respond as promptly as practicable to all inquiries and requests received from any Governmental Authority with jurisdiction over the transactions contemplated hereby (or any part thereof) in connection therewith. Buyer and Seller shall consult with each other and keep each other informed of the status of the matters referred to in this Section 5.4 and, except to the extent confidential treatment has been given to any document filed with a Governmental Authority pursuant to this Section 5.4, shall provide each other with copies of all such documents prepared on its behalf and all correspondence relating thereto. Seller and Buyer shall use their reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Competition Laws by any Governmental Authorities with regulatory jurisdiction over the enforcement of such Competition Laws; provided that in no event shall Buyer or any of their respective Affiliates have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of their respective assets or properties (including any Company following the Closing).

          (c) Without limiting the generality of the foregoing, each of the
Parties will (i) file (and the Seller will cause the Companies to file) any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United
States Department of Justice under the HSR Act, and will use its commercially reasonable efforts to obtain (and the Seller will cause the Companies to obtain)
an early termination of the applicable waiting period, (ii) file any notification that is necessary pursuant to Regulation (EC) No 139/2004, and will use its commercially reasonable efforts to (1) obtain a decision from the
European Commission pursuant to Article 6(1)(b) of Regulation (EC) No 139/2004 in terms reasonably satisfactory to Buyer, declaring that the Transaction is compatible with the common market, or (2) obtain a decision of the European
Commission pursuant to Article 10(6) of Regulation (EC) No 139/2004
(collectively, the "EU Process")and (iii) make (and the Seller will cause the
Companies to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

          (d) Seller shall give prompt written notice to Buyer of the occurrence of any Companies Material Adverse Effect. At all times prior to the Closing, (i)
Seller will promptly notify Buyer in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in
ARTICLE VII to be satisfied, promptly upon Seller becoming aware of the same and
(ii) Buyer will promptly notify Seller in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in ARTICLE VI to be satisfied, promptly upon Buyer becoming aware of the same.

          5.5. Nonsolicitation.

                                       65

          (a) Seller agrees that for a period of two (2) years after the Closing
Date, it will not, and it will cause each of its Affiliates (including DBT for purposes of this Section 5.5) not to, (a) entice, induce or attempt to cause
(other than pursuant to general advertising not directed to such employees), any executive officer or other key employee of any Company to terminate his or her employment with any Company or (b) hire or employ any such executive officer or other key employee; provided, however, that the foregoing restrictions shall not be applicable with respect to any Person whose employment with Buyer or its subsidiaries (including, after the Closing, any Company) has been terminated by
Buyer or their subsidiaries (including after the Closing, any Company) prior to such solicitation or employment.

          (b) If and only if this Agreement is terminated prior to Closing, each of Seller and Buyer agree that it shall not, and it shall cause its Affiliates not to, during the two years following termination of this Agreement pursuant to its terms, (i) entice, induce or attempt to cause (other than pursuant to general advertising not directed to such employees), any executive, officer or other key employee of the other Party or any of such other Party's Affiliates to terminate his or her employment with such other Party or (ii) employ any, executive officer or other key employee of such other Party or any of such other
Party's Affiliates; provided, however, that the foregoing restrictions shall not be applicable with respect to any Person whose employment with such other Party has been terminated by such other Party prior to such solicitation or employment.

          (c) Seller shall not, and shall cause its Affiliates not to, for a period of two years after the Closing Date, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other Person from having a business relationship or potential business relationship with the Companies, from time to time, or from maintaining business relationships or entering into a new business relationship with the
Companies, from time to time, after the Closing. Seller shall, and shall cause its Affiliates to, refer all inquiries relating to the Business of the Companies to Buyer from and after the Closing. Buyer acknowledges its understanding that, following the Closing Date, Affiliates of Seller will engage in coal sales and coal trading activities in competition with the Companies, Buyer and their respective Affiliates, and nothing in this Agreement is intended or should be construed to limit or restrict in any way the right of Affiliates of Seller to engage in such coal sales and coal trading activities (including the right of
Affiliates of Seller to solicit future business from current customers of any
Company).

          (d) Seller acknowledges and agrees that the covenants set forth in this Section 5.5 are necessary to protect the goodwill of the Companies being purchased by Buyer. Seller further acknowledges and agrees that Buyer's willingness to enter into this Agreement is conditioned and dependent upon
Seller's promise to be bound by this Section 5.5. Each of Seller and Buyer hereby agrees that any remedy at law for any breach by it or its Affiliates of this Section 5.5 would be inadequate and that the non-breaching Party shall be entitled to injunctive or other equitable relief in such case in addition to any other right such non-breaching Party may have, whether at law or in equity. If it is ever held that any part of any of the covenants of this Section 5.5 is too broad to permit enforcement of such covenants to their fullest extent, each of
Seller and Buyer hereby agrees that a court of competent jurisdiction is hereby authorized and directed to enforce such covenants to the maximum extent permitted by law, and each such Party

                                       66

hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenants. Seller and
Buyer each acknowledges that in relation to this Agreement and in particular this clause it has received legal advice or has had the opportunity of obtaining legal advice.

          5.6. Competing Transaction; Return of Confidential Information.

          (a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller will not, and will cause its Affiliates and their respective officers, directors, representatives and agents not to, directly or indirectly (i) solicit or encourage the submission of any inquiries, indications of interest, proposals or offers from any Person other than Buyer (collectively, "Third Parties"), concerning the sale of any equity securities or all or any part of the assets of
RACH or any Company to, or any merger, consolidation or recapitalization or other business combination transaction involving RACH or any Company with, any such Third Party (a "Competing Transaction") or (ii) enter into, participate or continue any discussions or negotiations regarding, or enter into any agreements with, any Third Party relating to, a Competing Transaction, or provide any information concerning this Agreement (including the fact of its existence),
RACH or any Company to any Third Party that could reasonably be expected to have an interest in acquiring any capital stock, assets or business of RACH or any
Company or that could reasonably be expected to disclose any such information to any such Person, including any Third Parties (or their representatives) with which Seller, or any of its Affiliates or representatives had provided information with respect to RACH or the Companies or conducted negotiations prior to the date of this Agreement. Seller will promptly notify Buyer, after the receipt by Seller or any of its Affiliates, from a Third Party, of any requests or inquiries (in each case whether written or oral) from any Third
Party regarding a Competing Transaction or relating to the circumstances described in this Section 5.6(a), and, if known by Seller, of the principal terms of such proposal, excluding the identity of any party thereto, any party on whose behalf such proposal is delivered or the identity of any of their respective representatives.

          (b) Seller shall instruct each Third Party to whom it delivered confidential information in connection with a Competing Transaction or other possible sale of RACH or any Company to (i) return to Seller or destroy such information (and copies thereof) and (ii) certify in writing any such destruction, in each case, to the extent such Third Parties shall be required to do so pursuant to applicable confidentiality agreements.

          (c) From and after the Closing Date, Seller shall, and shall cause its
Affiliates, consultants, advisors, agents and representatives to, (i) hold in strict confidence to the same extent as provided for in the Confidentiality
Agreements and this Agreement as if Seller and its Affiliates, consultants, advisors, agents and representatives were deemed to be bound by reciprocal confidentiality obligations, all information relating to the Companies and their businesses, as conducted before, on and after Closing and (ii) not use such information to the detriment of the business of any Company. In addition, Seller agrees to use its reasonable best efforts to enforce all confidentiality agreements, if any, entered into between Seller or any of its Affiliates and any of their employees or representatives, in each case to the extent such provisions pertain to the business or assets of any Company.

                                       67

          5.7. Intercompany Accounts; Affiliate Agreements. All Intercompany
Accounts shall be settled at the end of each calendar quarter and at the Closing
Date in accordance with Seller's past practice. All Affiliate Agreements shall be terminated on or prior to the Closing without any liabilities of any Company remaining thereunder, except for Affiliate Agreements relating to the supply of coal and firm offers to buy coal made by Seller or any of their respective
Affiliates (other than any Company) and entered into or received by any Company in the ordinary course of business consistent with past practice and which contain arms-length terms, each of which such Affiliate Agreements and firm offers are set forth on Schedule 5.7.

          5.8. Intercompany Insurance. Prior to the Closing Date, Seller will cooperate with Buyer to provide Buyer access to insurance company or third-party administrator loss runs reflecting Seller's ongoing claim activity from pre-Closing policy years. The rights of the Companies on and after the Closing under the insurance policies controlled by Seller or its Affiliates (the "Seller
Insurance Policies") with respect to pre-Closing occurrences and wrongful acts shall not in any way adversely be affected by the transactions contemplated in this Agreement. To the extent that (i) any Seller Insurance Policies, cover any loss, liability, claim, damage or expense relating to any Company or its
Business (the "Subject Liabilities") and relating to or arising out of occurrences or wrongful acts prior to the Closing Date, and (ii) the Seller
Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to the Subject Liabilities relating to or arising out of occurrences or wrongful acts prior to the Closing Date ("Subject Claims"),
Seller and its Affiliates shall cooperate with Buyer in submitting Subject
Claims, including filing, furnishing required notices on behalf of Buyer under the Seller Insurance Policies or pursuing claims previously made. Seller shall use its commercially reasonable efforts so that, on and after the Closing, the
Seller Insurance Policies will continue to protect the Companies with respect to pre-Closing occurrences and wrongful acts to the same extent as the Insurance
Policies applied to the Companies prior to the Closing. Seller and its
Affiliates shall also exercise commercially reasonable efforts to cause the
Seller Insurance Policies to be modified to allow for the assignment to Buyer of all benefits, rights and obligations thereunder in respect of any Subject
Liabilities. To the extent any such policies are not so assigned, upon receipt by Seller or its Affiliates of any insurance proceeds relating to any Subject
Claims made under the Seller Insurance Policies, Seller or its Affiliates will promptly pay such insurance proceeds to Buyer. Any and all refunds of premiums paid by Seller or its Affiliates (including any Company) prior to the Closing date under any insurance maintained by Seller or such Affiliate on behalf of any
Company shall be for the account of, and retained by or promptly paid to, Seller or such Affiliate, as the case may be. Seller also agrees to continue to indemnify the current and former directors and officers of the Companies for a period of at least four years against pre-Closing acts, errors or omissions pursuant to Seller's organizational documents and shall continue to maintain director and officer insurance coverage for such current and former directors and officers of the Companies under Seller's ongoing director and officer insurance.

          5.9. Name Changes. No later than thirty (30) Business Days following the Closing Date, Buyer shall cause the organizational documents of each Company whose corporate name currently includes "RAG" to be amended so as not to include
"RAG" or any word, phrase or acronym confusingly similar thereto. Buyer shall use commercially reasonable efforts to cover, redact or remove "RAG" and any other words, names or symbols proprietary to Seller and

                                       68

its Affiliates (and, to the extent not including the phrase "RAG", identified to
Buyer by Seller on Schedule 5.9) from all tangible properties of the Companies as promptly as possible following the Closing Date; provided that Buyer shall have one hundred twenty (120) days after the Closing to cover, redact or remove from any of the assets of the Companies any logo or sign visible to the public indicating that such assets are owned or operated by RACH, Seller or any of their Affiliates; provided further that Buyer will not be required to remove or delete "RAG" or any other words, names or symbols proprietary to Seller and its
Affiliates from internal documents, invoices, contracts, documents, maps, permits, geologic logs or working papers that it uses for internal or non-public purposes; provided, further that Buyer will cover, redact or remove such words, names or symbols from any such items before distribution or use with outside third parties to the extent reasonably practicable under the circumstances.

          5.10. Guarantees; Surety Bonds. (a) Seller Guarantees. At or prior to
Closing, Buyer shall cause Seller and all Affiliates of Seller who are parties to the Seller Guarantees set forth on Schedule 5.10 to be fully released and discharged with respect thereto, in each case, as of the Closing Date. With respect to any Seller Guarantees that are not set forth on Schedule 5.10 (the
"Remaining L/Cs"), and which are not fully released and discharged as of the
Closing Date, Buyer and Seller shall work together in good faith and shall use their respective commercially reasonable efforts, to replace such Guarantees and cause Seller and all Affiliates of Seller to be fully released and discharged therefrom as promptly as practicable following the Closing. Following the date of this Agreement and prior to Closing without the prior written consent of
Buyer (which consent shall not be unreasonably withheld), Seller shall not enter into any guarantees, indemnities, letters of credit, letters of comfort or similar obligations that would have been "Seller Guarantees" had they been entered into on or prior to the date hereof. Any such guarantees, indemnities, letters of credit, letters of comfort or similar obligations the entry into which shall have been approved by Buyer shall be deemed to be "Seller
Guarantees" and shall be deemed to be included on Schedule 1.1(G) for all purposes of this Agreement.

          (b) Bonds. At or prior to Closing, Buyer shall: (i) secure, in accordance with Law, irrevocable commitments to issue replacement bonds for all
Seller Bonds sufficient to cause the applicable Governmental Authority to transfer the applicable Permits to Buyer in accordance with Law; and (ii)
deliver copies of such documents to Seller. After the Closing Date, Buyer shall use commercially reasonable efforts to secure a new bond in replacement of the
Seller Bonds. Each such replacement surety bond so provided by Buyer shall provide on its face that it "supersedes and replaces" the applicable Seller
Bond. Furthermore, at the time of such replacement, Buyer shall deliver, or cause to be delivered, to Seller, such other documents as may reasonably be requested by Seller in order to permit Seller to effect the full release and discharge of Seller and all Affiliates of Seller as contemplated hereby with respect to the Seller Bonds. Until Buyer secures the replacement of the applicable Seller Bonds in accordance with the provisions of this Section
5.10(b), Seller shall maintain in full force and effect the Seller Bonds until the beneficiary of such bond accepts Buyer's replacements thereof. Following the date of this Agreement and prior to Closing, without the prior written consent of Buyer (which consent will not be unreasonably withheld) Seller shall not enter into any deposits, trust funds, bid bonds, performance bonds, surety bonds or similar undertakings that would have been "Seller Bonds" had they been entered into on or prior to the date hereof. Any such deposits, trust funds, bid bonds, performance bonds, surety bonds or similar undertakings the entry into which shall have been approved by Buyer shall be deemed to be "Seller Bonds" and shall be deemed to

                                       69

be included on Schedule 1.1(F) for all purposes of this Agreement. Buyer shall reimburse Seller on a monthly basis for all reasonable and documented costs and expenses incurred by Seller or the Affiliates of Seller with respect to all such
Seller Bonds that remain outstanding following the Closing Date.

          (c) Indemnification After Closing. Until the Seller Guarantees and
Seller Bonds have been released and discharged in accordance with Sections
5.10(a) and 5.10(b), Buyer shall indemnify and hold Seller and all Affiliates of
Seller harmless from and against, and pay and reimburse Seller and all
Affiliates of Seller for, any and all (i) Losses of Seller or any Affiliates of
Seller, as the case may be, that Seller or any of its Affiliates suffer as a result of being required to make any payment under the Seller Guarantees or
Seller Bonds after the Closing Date related to either (x) the failure of any
Company to meet its obligations underlying the Seller Guarantees or Seller Bonds or (y) the failure of Seller and its Affiliates (other than any Company) to be fully released from the Seller Guarantees or Seller Bonds, and (ii) reasonable and documented costs and expenses incurred by Seller or any of its Affiliates
(including premium payments, bank fees or similar costs) after the Closing Date relating to extension or renewal of Seller Bonds or Seller Guarantees that have not been fully released and discharged. Any payment required to be made by Buyer under this Section shall be made within ten (10) Business Days after Buyer's receipt of written notice from Seller or any Affiliate of Seller describing in reasonable detail the amount owing hereunder.

          (d) Refund of Premiums. All funds in respect of premiums that are refunded in respect of Seller Guarantees on account of the replacement thereof by Buyer pursuant to this Section shall be for the account of Seller and its
Affiliates. Buyer shall pay over or cause the Companies to pay over to Seller any such refunds received by any Company after the Closing promptly upon receipt of such refunds.

          (e) Required Efforts. Notwithstanding the foregoing, in no event shall any Party hereto be required to or otherwise file any lawsuit or to take other legal action, make any amendment to any Seller Guarantee or waive any rights thereunder or pay any amount, in order to cause the replacement and/or release and discharge of any Seller Guarantee. After the Closing, Buyer will not, and will not permit any Company to, renew, extend, amend or supplement any loan, contract, lease or other obligation underlying any Seller Bond with respect to which Seller and its Affiliates are not fully released and discharged as of the
Closing Date in any manner that would materially extend or materially increase the Liability of Seller or any Affiliate of Seller under such Seller Bond without providing Seller with evidence satisfactory to Seller that Seller and its Affiliates have been fully released and discharged therefrom.

          5.11. Permits. At or prior to Closing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, as promptly as practicable, all required approvals of Governmental Authorities to transfer the
Permits that are set forth on Schedule 5.11, which schedule lists all such approvals that are required to be received at or prior to Closing to consummate the transactions contemplated by this Agreement. With respect to any Permits that may be transferred or otherwise approved by a Governmental Authority following the consummation of the transactions contemplated by this Agreement,
Buyer agrees to submit transfer applications for such Permits within thirty (30)
days after Closing, and to use commercially reasonable efforts to have all such
Permits transferred in accordance with such

                                       70

requirements of the Governmental Authority within ninety (90) days thereafter.
Seller shall assist Buyer in obtaining such transfers and approvals. In addition, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under such Permits pending their transfer. Buyer shall indemnify and hold harmless Seller from and against any loss or Liability incurred in connection with Seller's obligations under the immediately preceding sentence.

          5.12. Reserved.

          5.13. Cooperation in Financing. Prior to the Closing, Seller shall provide assistance to Buyer, and shall cause the Companies to, reasonably cooperate with Buyer and its representatives in connection with the financing of the transactions contemplated by this Agreement. Such cooperation shall include arranging for officers of the Companies to meet with prospective lenders and investors in customary presentations, meetings, road shows and due diligence sessions, and the execution and delivery of any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably be requested by Buyer. In addition, Seller shall request, and shall use commercially reasonable efforts to cause, the independent auditors of the Companies to provide reasonable cooperation to Buyer in connection with the financing of the transactions contemplated by this
Agreement, such cooperation to include providing consent to Buyer to prepare and use Seller's audit reports relating to the Companies and providing any necessary
"comfort letters". Without limiting the foregoing, Seller shall assist Buyer (at
Buyer's cost and expense) in preparing selected financial data of the Companies reasonably requested by Buyer or its auditors for the fiscal years ended
December 31, 1999 and 2000.

          5.14. Sale or Transfer of RAG Colorado Entities. Buyer and Seller
acknowledge that Seller has caused the sale of the RAG Colorado Entities to a
Third Party. Seller shall be responsible for satisfying any Liabilities resulting from or pursuant to (A) the RAG Colorado Entities, or the RAG Colorado
Entities' operations, real property or other assets, (B) the sale or transfer of the RAG Colorado Entities and the spin off of certain assets and liabilities from the Retirement Plan for Certain Hourly Employees of RAG American Coal
Company and the Retirement Plan for Salaried Employees of RAG American Coal
Company or (C) the Peabody Agreement (collectively, the "RAG Colorado Entity
Liability"). The RAG Colorado Entity Liability shall include Liabilities for or related to any individuals hired, terminated, or rejected for employment by the
RAG Colorado Entities and any obligations or Liabilities under the Benefit Plans for such individuals, but shall not include any RAG Colorado Tax Liability, which Liabilities are subject to Section 5.3(c)(i)(h). Seller shall use commercially reasonable efforts to procure from BTU Worldwide, Inc. and Peabody
Energy Corporation their agreement to make any and all claims for indemnification under the Peabody Agreement against Seller and not against any of the Companies. Seller shall use best efforts to respond to any and all claims and correspondence received by the Companies related to the Peabody Agreement and to administer all obligations of Seller and Seller Parent thereunder.

          5.15. Plant Closings and Layoffs; Communications with Labor
Organizations.

          (a) None of the Companies shall, at any time within the 90-day period prior to the Closing Date, effectuate a 'plant closing' or 'mass layoff' as those terms are defined in the

                                       71

Worker Adjustment and Retraining Notification Act ("WARN") or any state law, affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without notifying the Buyer in advance and obtaining the advance approval of the Buyer (which approval shall not be unreasonably withheld), and complying with all provisions of WARN or any state law.

          (b) None of the Companies shall lay off any group of thirty (30) or more Company Employees from any single site of employment within ninety (90)
days prior to the Closing Date without notifying Buyer in advance and obtaining advance approval from Buyer (which approval shall not be unreasonably conditioned, delayed or withheld).

          (c) Seller shall cause the Companies to have engaged in all notifications to and communications to and with any labor organization representing employees of the Companies as may be required by law or any collective bargaining agreement, in connection with the transactions contemplated by this Agreement.

          5.16. Resignations of Directors and Officers. At or prior to the
Closing Date, Seller shall cause each director and officer of each Company to submit his or her written resignation effective as of the Closing (except for the resignations of those officers and directors which Buyer advises Seller in writing should not be obtained).

          5.17. Repayment of Debt. At or prior to the Closing Date, Seller shall repay, or cause to be repaid, all Debt of the Companies (including any prepayment penalties associated with repayment of the Debt), other than the
Remaining L/Cs, and shall remove, or cause to be removed, any and all
Encumbrances (other than Permitted Encumbrances) on any of the securities or assets or properties of the Companies. Notwithstanding the foregoing, neither
Seller nor any Company shall be obligated to make any payment pursuant to the
General Foods Lease (a) other than in accordance with the terms thereof, provided, however, that the Companies' failure to pay off all remaining amounts under the General Foods Lease in respect of which a Company is the primary obligor shall be subject to the Purchase Price reduction set forth in Section
2.2; or (b) in respect of any amount for which Seller is not the primary obligor.

          5.18. Additional Financial Statements. (a) On or prior to the Closing
Date, Seller shall deliver to Buyer audited consolidated balance sheets of the
Companies as of December 31, 2001, 2002 and 2003 and the related audited consolidated statements of operations and comprehensive income and cash flows for the twelve-months ended December 31, 2001, 2002 and 2003, reflecting the RAG
Colorado Entities as a discontinued operation for all such periods (together, the "Revised Financial Statements"). The Revised Financial Statements shall be prepared in a manner consistent with the preparation of the Audited Financial
Statements. The delivery of the Revised Financial Statements shall be deemed to constitute a representation and warranty by Seller regarding the Revised
Financial Statements in the wording set forth in the first and third sentences of Section 3.6, as if the Revised Financial Statements were referred to therein.

          (b) In the event that the Closing shall not have occurred on or prior to July 31, 2004, Seller shall deliver to Buyer, on July 31, 2004, the unaudited consolidated balance sheet of the Companies as of the end of the Companies' then most recent fiscal quarter and unaudited consolidated statements of operations and comprehensive income and cash flows for the

                                       72

Companies' then most recent fiscal quarter. Such financial statements shall be prepared in a manner consistent with the preparation of the March 31 Financial
Statements. The delivery of such financial statements shall be deemed to constitute a representation and warranty by Seller regarding such financial statements in the wording set forth in the second and third sentences of Section
3.6, as if such financial statements (and not the March 31 Financial Statements)
were referred to therein.

          5.19 Long Term Incentive Plan. Seller shall pay any and all
Liabilities arising out of or related to the RAG Coal International AG Long-Term
Incentive Plan including, but not limited to, any and all Liabilities for any of the Company Employees that (i) are due and payable or accrued on or prior to the
Closing Date, or (ii) become due and payable as a result of the transactions contemplated by this Agreement (the "LTIP Payments"). Neither Buyer nor any
Company shall have any Liability for the LTIP Payments and such LTIP Payments shall not be considered as part of the Companies' Cash or otherwise reduce the minimum Companies' Cash on hand requirement under Section 7.14.

          5.20 Environmental Insurance; Impoundment. Prior to Closing, Buyer and
Seller shall cooperate to obtain insurance commitments from an insurance company satisfactory to Buyer for insurance coverage (the "Environmental Insurance
Policy") for any Liability in respect of a breakthrough of the Rockspring
Impoundment to the underground mine works and any release of coal refuse, including shales, clay, water, and any other pollutants or contaminants, associated with a breakthrough or failure of the Rockspring Impoundment. Buyer shall pay all premiums related to the Environmental Insurance Policy. Buyer acknowledges that Seller and the Companies are currently implementing a remediation plan for the Rockspring Impoundment, which plan includes closing the related slurry pool by backfilling with coarse refuse and an anticipated conversion to a slurry cell operating method at the existing refuse area (the
"Impoundment Plan"). Buyer shall cause the Companies to continue to perform the actions contemplated by the Impoundment Plan in all material respects, provided that Buyer and the Companies may modify the Impoundment Plan or pursue alternative remediation procedures if Buyer reasonably believes, on the basis of written advice of its environmental consultants (a copy of which shall be delivered to Seller), that any such modification or alternative is an improvement over the procedures contemplated under the Impoundment Plan, is a more cost effective means of remediation, is necessary for the health and/or safety of the Companies' employees or the Environment or is otherwise required by applicable Law. Any such copy of written advice of Buyer's environmental consultants shall be held in strict confidence by Seller to the same extent as provided for in Section 5.6(c).

                                   ARTICLE VI
                       CONDITIONS TO SELLER'S OBLIGATIONS

          The obligation of Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller.

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          6.1. Representations and Warranties. The representations and warranties of Buyer in this Agreement that are qualified by materiality (whether by reference to any threshold amount or otherwise) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date and the representations and warranties of Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, in each case with the same effect as though such representations and warranties were made at and as of the Closing, provided that if a representation and warranty speaks as of a specific date or time, it need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time.

          6.2. Performance. Buyer shall have performed and complied with all covenants, agreements and obligations required by this Agreement to be so performed or complied with by it and that are qualified by materiality, and shall have performed and complied in all material respects with all other covenants, agreements and obligations required by this Agreement to be so performed or complied with by it, all at or prior to the Closing.

          6.3. Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and executed by an authorized executive officer of Buyer certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2.

          6.4. Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 6.4, including all required approvals, clearance or decisions under the HSR Act and the EU Process and the approval of any Governmental Authority for the transfer of any Permits listed on Schedule 5.11, shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

          6.5. Other Approvals. All Consents from Persons other than
Governmental Authorities with respect to the transactions contemplated hereby listed on Schedule 6.5 shall have been obtained.

          6.6. Injunctions. There shall not be in effect any Law or Governmental
Order that (i) restrains, prohibits, imposes or seeks to impose substantial damages in connection with, or declares illegal the consummation of the transactions contemplated by this Agreement, or (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this
Agreement to be rescinded following consummation, and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any of the foregoing.

          6.7. Seller Guarantees and Seller Bonds. Seller shall have received evidence reasonably satisfactory to it that Buyer has complied in all material respects with the provisions of Section 5.10.

          6.8. Closing Deliveries. Buyer shall have delivered, or caused to be delivered, all of the closing deliveries required by Section 2.4(b).

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                                   ARTICLE VII
                        CONDITIONS TO BUYER'S OBLIGATIONS

          The obligation of Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer.

          7.1. Representations and Warranties. The representations and warranties of Seller in this Agreement that are qualified by materiality
(whether by reference to Companies Material Adverse Effect, any threshold amount or otherwise) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date and the representations and warranties of
Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date hereof and at and as of the
Closing Date, in each case with the same effect as though such representations and warranties were made at and as of the Closing, provided that if a representation and warranty speaks as of a specific date or time, it need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time.

          7.2. Performance. Seller shall have performed and complied with all covenants, agreements and obligations required by this Agreement to be so performed or complied with by it and which are qualified by materiality, and shall have performed and complied in all material respects with all other covenants, agreements and obligations required by this Agreement to be so performed or complied with by it, all at or prior to the Closing.

          7.3. Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by an authorized executive officer of Seller, certifying (a) to the fulfillment of the conditions specified in Sections 7.1 and 7.2 and (b) that the copies of (i) the charters or similar formation documents filed in the jurisdiction of incorporation or formation for Seller and each Company and (ii) the Bylaws or similar governance documents for Seller and each Company, that were available in Seller's data room in Baltimore, Maryland or were delivered to Buyer prior to the date of this
Agreement, are complete and correct in all respects.

          7.4. Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 7.4, including all required approvals, clearance or decisions under the HSR Act and the EU Process and approval of any Governmental Authority for the transfer of any Permits listed on Schedule 5.11, shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

          7.5. Other Approvals. All Consents from Persons other than
Governmental Authorities with respect to the transactions contemplated hereby listed on Schedule 7.5 shall have been obtained and such Consents shall be on terms satisfactory to Buyer.

          7.6. Injunctions. There shall not be in effect any Law or Governmental
Order that (i) restrains, prohibits, imposes or seeks to impose substantial damages in connection with, or declares illegal the consummation of the transactions contemplated by this Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this

                                       75

Agreement to be rescinded following consummation, or (iii) materially adversely affects the right of Buyer to own the Companies or to operate the Business on or after the Closing Date, and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any of the foregoing.

          7.7. Buyer's Financing. Buyer shall have obtained on terms and conditions reasonably satisfactory to it (A) all of the financing it needs in order to consummate the transactions contemplated hereby, to pay all related transaction expenses, and to fund the working capital requirements of the
Companies after the Closing and (B) all of the Companies' bonding requirements to conduct the Business after the Closing Date.

          7.8. Intercompany Accounts; Affiliate Agreements. Buyer shall have received evidence, in form and substance to its satisfaction, that all
Intercompany Accounts and Affiliate Agreements shall have been terminated at or prior to the Closing without any Liabilities of any Company remaining thereunder, except for those Affiliate Agreements set forth on Schedule 5.7.

          7.9. Absence of Companies Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

          7.10. Closing Deliveries. Seller shall have delivered, or caused to be delivered, all of the Closing deliveries required by Section 2.4(a).

          7.11. Cumberland Mine Operations. Buyer shall have received such information and documentation as Buyer may reasonably request from Seller to confirm, in Buyer's reasonable judgment, that: (a) the temporary curtailment of the Cumberland Mine's operations resulting from the Mine Safety and Health
Administration's rejection of a proposed ventilation plan for Cumberland Mine, as described on Schedule 7.11(a) (the "Cumberland Mine Issue"), and the
subsequent resolution of all matters related to the Cumberland Mine Issue, will not diminish the future profitability or prospects of the Cumberland Mine or of the Companies; and (b) the operations at the Cumberland Mine shall have returned to the "normal production level" (as defined below) for one calendar month before the Closing Date. For purposes of this Section 7.11, "normal production level" shall mean production of at least 550,000 saleable tons of coal. For purposes of this Section 7.11, "Cumberland Mine" shall mean that certain mining facility described on Schedule 7.11(b).

          7.12. Sale or Transfer of RAG Colorado Entities. Prior to the Closing
Date, Seller shall have sold or transferred the RAG Colorado Entities in accordance with Section 5.14.

          7.13. Companies' Debt. At or prior to the Closing Date, Seller shall have repaid, or have caused to be repaid, all Debt of the Companies (including any prepayment penalties associated with repayment of the Debt), other than the
Remaining L/Cs, and shall have removed, or have caused to be removed, any and all Encumbrances (other than Permitted Encumbrances) on any of the securities or assets or properties of the Companies, and Buyer shall have received evidence satisfactory to it of the foregoing.

                                       76

          7.14. Cash. Buyer shall have received evidence reasonably satisfactory to it that the Companies shall have not less than US$50,000,000 in Cash on hand as of the Closing.

          7.15. Power of Attorney. That certain power of attorney in favor of
Seller identified on Schedule 1.1(G) shall be terminated prior to or simultaneously with the Closing.

                                  ARTICLE VIII
                                   TERMINATION

          8.1. Termination.

          This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Seller and Buyer;

          (b) by Seller, on the one hand, or Buyer, on the other hand, if the
Closing has not occurred on or before (i) July 31, 2004, in the event the condition set forth in clause (b) of Section 7.11 is satisfied with reference to the month of May 2004; or (ii) September 30, 2004, in all other circumstances;

          (c) by Seller, on the one hand, or Buyer, on the other hand, if the other Party not seeking to terminate shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform
(i) is not cured within thirty (30) days after written notice thereof from the non-breaching Party or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching Party or (ii) is incapable of being cured by the non-terminating
Party; or

          (d) by Seller, on the one hand, or Buyer, on the other hand, if any of the conditions to such Party's obligations to perform set forth in Article VI or
Article VII, as applicable, becomes incapable of fulfillment; provided, however, that such party may not seek termination pursuant to this Section 8.1(d) if such condition is incapable of fulfillment due to the failure of the Party wishing to terminate to perform the agreements contained herein required to be performed by such Party at or prior to the Closing.

          8.2. Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, the terminating Party shall forthwith provide written notice thereof to the other Party. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, neither Party to this Agreement will have any Liability under this Agreement to the other except that nothing herein shall relieve any
Party from any Liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement. The provisions of this Section 8.2, Article IX, Section 10.1 and Section 10.10 shall survive any termination pursuant to Section 8.1.

                                       77

                                   ARTICLE IX

                                 INDEMNIFICATION

          9.1. Indemnification. (a) Indemnification by Seller. Subject to the
limitations set forth in this Section 9.1, and except with regard to matters relating to Taxes, which shall be governed exclusively by Section 5.3, Seller agrees to indemnify, defend and hold Buyer and its Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the
"Buyer Indemnitees"), harmless from and in respect of any and all Losses that they may incur or that may be imposed on any of them through and after the date of the Claim for Indemnification (including any Losses any of them may incur or that may be imposed on any of them after the end of any applicable survival period in respect of such Claim for Indemnification) arising out of or related to:

               (i) any inaccuracy of any representation or the breach of any warranty of Seller contained in this Agreement or in any document, certificate or instrument delivered by Seller in connection with this
          Agreement (or in the event any Third Party alleges facts that, if true, would mean Seller has breached), without regard to materiality qualifiers (including Companies Material Adverse Effect and dollar thresholds) contained therein;

               (ii) any breach or default in the performance of any covenant, undertaking or other agreement or obligation of Seller contained in this Agreement or any agreement or instrument executed in connection herewith or delivered pursuant hereto;

               (iii) any Liability, cost or expense arising out of or related to any Debt of any Company outstanding as of the Closing;

               (iv) any RAG Colorado Entity Liability;

               (v) any Liability in respect of any claim by any third party arising out of or related to the Cumberland Mine Issue;

               (vi) any Additional General Foods Lease Liability; and

               (vii) the successful enforcement by any Buyer Indemnitee of its rights under this Section 9.1(a).

          (b) Indemnification by Buyer. Subject to the limitations set forth in this Section 9.1, and except with regard to matters relating to Taxes, which shall be governed exclusively by Section 5.3, Buyer agrees to indemnify, defend and hold Seller and its Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees"), harmless from and in respect of any and all Losses that they may incur or that may be imposed on any of them through and after the date of the Claim for Indemnification
(including any Losses any of them may incur after the end of any applicable survival period in respect of such Claim for Indemnification) arising out of or relating to:

                                       78

               (i) any inaccuracy of any representation or the breach of any warranty of Buyer contained in this Agreement or in any document, certificate or instrument delivered by Buyer in connection with this
          Agreement (or in the event any Third Party alleges facts that, if true, would mean Seller has breached), without regard to materiality qualifiers contained therein;

               (ii) any breach or default in the performance of any covenant, undertaking or other agreement or obligation of Buyer contained in this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; and

               (iii) the successful enforcement by any Seller Indemnitee of its rights under this Section 9.1(b).

          (c) Survival of Representations, Warranties and Indemnities. The
several representations, warranties, covenants, undertakings and agreements of the Parties contained in or made pursuant to this Agreement or in any agreement or instrument executed in connection herewith or delivered pursuant hereto, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing and continue in full force and effect thereafter; provided, however, that, except in respect of any Claims for Indemnification as to which written notice shall have been duly given to the Indemnifying Party (as hereinafter defined) pursuant to Section 9.1(e) hereof prior to the relevant expiration date set forth below, and subject to the provisions of Sections
9.1(c) and 9.1(d), such representations, warranties, covenants, undertakings and agreements, and the rights of the Parties to seek indemnification with respect thereto, shall expire on the following dates (each, an "Indemnity Termination
Date"):

               (i) in the case of claims arising out of or related to any breach or inaccuracy in the representations and warranties set forth in
          Sections 3.1, 3.2, 3.3, 3.4, 3.20(c), 3.23, 3.30, 4.1 and 4.2 and
          claims arising under Section 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v),
          9.1(a)(vi), 9.1(a)(vii), 9.1(a)((viii) and 9.1(b)(iii), there shall be no expiration date;

               (ii) in the case of claims arising under Section 3.14, sixty (60)
          days after the expiration of the applicable statute of limitations;

               (iii) in the case of claims arising out of any inaccuracies in the representations and warranties set forth in Section 3.18, on the fifth (5th) anniversary of the Closing Date;

               (iv) in the case of claims arising out of the breach of any covenants required to be performed after the Closing Date, on the thirtieth (30th) day after the obligations under any covenant, which by its terms has a termination date, ceases to exist, and those covenants that by their terms have no termination date shall continue indefinitely; and

               (v) in the case of all other Claims for Indemnification arising under this Agreement or under any instrument delivered pursuant hereto, on the third (3rd) anniversary of the Closing Date.

                                       79

          Any Claim for Indemnification under this Agreement which is made in good faith and in writing prior to the expiration of such claim on the Indemnity
Termination Date shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the Indemnity Termination
Date for all purposes hereunder shall automatically be extended with respect to such claim (but not any other claims) until such claim is so mutually resolved or otherwise determined hereunder. Any such claim not so made in writing prior to the expiration of such claim on the relevant Indemnity Termination Date shall be deemed to have been waived.

          (d) Limitations. (i) Except as otherwise set forth in this Section
9.1(d)(ii), any recovery by any Party under this ARTICLE IX with respect to
Claims for Indemnification pursuant to this Section 9.1 shall be limited as follows:

                    (A) no Party shall be entitled to any recovery unless and
               until the total of all claims brought by such Party for indemnity or damages pursuant to this Section 9.1 exceeds Fifteen Million
               U.S. Dollars (US$15,000,000) (the "Basket") and such Party then shall be entitled to recover only the amount by which such claims for indemnity or damages exceed Fifteen Million U.S. Dollars
               (US$15,000,000), provided that the Basket (as it applies to
               Claims for Indemnification made by Buyer Indemnitees) shall be reduced by any deductible or risk retention (up to a maximum of
               US$5,000,000) that is paid by Buyer or the Companies pursuant to the terms of the Environmental Insurance Policy;

                    (B) no Party shall be entitled to any recovery of any amount in excess of Two Hundred Million U.S. Dollars (US$200,000,000) in
               respect of all claims brought by such Party for indemnity or damages pursuant to this Section 9.1 in the aggregate; and

                    (C) no amount shall be payable pursuant to this Section 9.1 with respect to any matter or series of related matters resulting in aggregate Losses to the claiming Party of less than One and
               One-Half Million U.S. Dollars (US$1,500,000), and such Losses shall not be included in calculating the threshold of
               US$15,000,000 referred to above.

          (ii) Notwithstanding the foregoing:

               a. The following claims shall not be subject to the limitations described in clauses (A), (B) or (C) of Section 9.1(d)(i) set forth above:

               i. any claims for any inaccuracy or breach of the representations or warranties under Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.20(c), 3.23,
          3.30, 4.1 or 4.2;

               ii. any claims pursuant to Section 9.1(a)(ii) or 9.1(b)(ii) to the extent related to a breach of the covenants in the following
          Sections: 5.1(a)(D),

                                       80

          5.1(b)(ii), 5.1(b)(iv), 5.1(b)(vi), 5.1(b)(viii), 5.1(b)(xiv),
          5.1(b)(xv), 5.2, 5.3, 5.5, 5.6, 5.7, 5.10, 5.11, 5.14, and 5.17; and

               iii. any claims pursuant to Sections 9.1(a)(iii), 9.1(a)(iv),
          9.1(a)(v), 9.1(a)(vi), 9.1(a)(vii), 9.1(a)(viii), and 9.1(b)(iii).

               b. The following claims shall not be subject to the limitations described in clauses (A) and (C) of Section 9.1(d)(i) above:

               i. any claims pursuant to Section 9.1(a)(ii) or 9.1(b)(ii), to the extent related to a breach of the covenants in the following
          Sections: 5.1 (except as otherwise specified in Section
          9.1(d)(ii)(a)(ii) above), 5.4, 5.8, 5.9, 5.12, 5.13, 5.15, 5.16 and
          5.18.

          (iii) Notwithstanding anything to the contrary in this Agreement: (w)
Seller shall have no liability or obligation to Buyer for any Loss to the extent the Liability attributable to such Loss is reflected or specifically reserved against (other than reserved for deferred Taxes established to reflect timing differences between book and Tax income), but only to the extent so reflected or specifically reserved, in the consolidated balance sheet included as part of the
Most Recent Financial Statements, and the amount of any such Loss, to the extent so reflected or specifically reserved, shall not count toward any threshold referred to above; (x) any amount payable by an Indemnifying Party in respect of any Loss shall be reduced by any related insurance recovery received by the
Indemnified Party (net of any costs incurred in order to obtain such recovery and the effect of any retrospective rate increase) and by any payments received by such Indemnified Party from third parties who are not Affiliates of such
Indemnified Party; (y) the calculation of the amount of any Losses arising out of the breach of more than one representation or warranty shall be determined without duplication of the same Loss; and (z) upon payment of any amount pursuant to a Claim for Indemnification hereunder, the Indemnifying Party (as defined in Section 9.1(e)) shall be subrogated, to the extent of such payment, to all of the rights of recovery of the Indemnified Party (as defined in Section
9.1(e)) against any Third Party with respect to the matters to which such claim relates.

          (e)  Matters Involving Third Party Claims.

               (i) If any Third Party shall notify any Party (the "Indemnified
          Party") with respect to a Third Party Claim which may give rise to a
          Claim for Indemnification against any other Party (the "Indemnifying
          Party") under this Article IX, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying
          Party; provided, however, that no delay on the part of the Indemnified
          Party in notifying any Indemnifying Party shall relieve the
          Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the
          Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A)
          the Indemnifying

                                       81

          Party notifies the Indemnified Party in writing within fifteen (15)
          days after the Indemnified Party has made a Claim for Indemnification that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party
          Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided that if the Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Claims for Indemnification (including Third
          Party Claims), the amount set forth in Section 9.1(d)(i)(B), then the
          Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party. In the event the proviso in the preceding sentence shall become applicable:
          (x) the Indemnifying Party may retain separate counsel at its sole cost and expense and participate in the defense of such Third Party
          Claim; and (y) the Indemnifying Party shall be entitled to enter into a settlement or consent to entry of a judgment with regard to a Third
          Party Claim without the prior written consent of the Indemnified Party if (and only if) (1) the amount paid in settlement or pursuant to entry of judgment does not exceed the amount set forth in Section
          9.1(d)(i)(B), (2) such amount is paid by the Indemnifying Party, and
          (3) the settlement includes a provision releasing the Indemnified
          Party from any Liability under such Third Party Claim. Failure to timely respond shall constitute a final and binding acceptance of the
          Claim for Indemnification by the Indemnifying Party, and the Claim for
          Indemnification shall be paid in accordance with Section 9.1(h).

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(e)(ii), (A) the
          Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim
          (provided that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if: (i) the named parties in such
          Third Party Claim (including any impleaded parties) include both an
          Indemnified Party and the Indemnifying Party, and such Indemnified
          Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Indemnifying Party or (ii) the
          Indemnified Party has been advised by counsel that representation by the Indemnifying Party is inappropriate in light of an actual or potential conflict of interest between them), (B) the Indemnified
          Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party

                                       82

          (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably)
          (and in no event shall the Indemnifying Party consent to the entry of any judgment or enter into any settlement with respect to a Third
          Party Claim if the amount to be paid in settlement exceeds the amount set forth in Section 9.1(d)(B) or the settlement does not include a provision releasing the Indemnified Parties from all Liabilities with respect thereto). For purposes of clause (C) above, the consent of the
          Indemnified Party shall be deemed to have been withheld unreasonably if it is withheld with regard to a settlement or entry of judgment pursuant to which: (x) there is no finding or admission of violation of Law; (y) the sole relief to the claimant is money damages paid in full by the Indemnifying Party; and (z) such settlement or entry of judgment has no effect on any other claims that may be made against the Indemnified Party.

               (iv) In the event any of the conditions in Section 9(e)(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the
          Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third
          Party Claim to the fullest extent provided in this Article IX.

          (f) Matters not Involving Third Party Claims. Buyer or Seller may make a claim for any matter that does not involve a Third Party Claim in any amount to which they may be entitled under this Article IX by providing a Claim for
Indemnification against the other promptly after such Indemnified Party has notice of any Adverse Consequence which may give rise to a Claim for
Indemnification; provided, however, that no delay on the part of Buyer or Seller in notifying the other shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay. The Indemnifying Party shall have thirty (30)
days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely respond shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party,
and the Claim for Indemnification shall be paid in accordance with Section
9.1(h). If an objection is timely interposed by the Indemnifying Party, then the
Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of twenty (20) Business Days from the date the Indemnified Party receives such objection prior to commencing any arbitration, formal legal action, suit or proceeding with respect to such Claim for Indemnification.

          (g) Other Indemnification Provisions. Buyer and Seller each acknowledges and agrees that, except as provided in the immediately succeeding sentence, the indemnification

                                       83

provisions in this Article IX and the termination rights in Article VIII shall be the exclusive remedies of Buyer, the Buyer Indemnitees, Seller, Seller
Indemnitees, the Companies and their Affiliates with respect to the transactions contemplated by this Agreement. Each of Buyer and Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the other Party and its Affiliates with respect to Losses or obligations of any nature whatsoever that relate to this Agreement or are attributable to the
Companies, or the ownership and operation of the Companies, whether arising before, on or after the Closing Date other than claims (i) pursuant to the terms of this Agreement, (ii) for fraud, intentional misrepresentation or similar cause of action, (iii) matters of statutory contribution and (iv) for injunctive relief and other equitable remedies. Seller shall not have any right of contribution from RACH or the other Companies with respect to any Loss claimed by Buyer. No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of the non-breaching Party of any breach of a representation, warranty, covenant or agreement contained in this Agreement or the decision of any Party to complete the Closing.

          (h) Payment of Claims. Upon Final Determination of the amount of a
Claim for Indemnification, the Indemnifying Party shall pay the amount of such claim by wire transfer of immediately available funds to an account designated by the Indemnified Party within fourteen (14) days of the date of such Final
Determination. Any amount not paid within such fourteen (14) day period shall accrue interest at a rate equal to the London Inter-Bank Offered Rate as published in The Wall Street Journal in effect for one-month borrowings of U.S.
Dollars on the date of the Final Determination plus 600 basis points per annum compounded daily beginning on the fifteenth (15th) day after such Final
Determination is made, until the date on which the full amount of such Claim for
Indemnification plus accrued interest is paid. A "Final Determination" of a claim shall be (i) a final judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party shall have no obligation to appeal); or (ii) a final award of any arbitrator or arbitration panel determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed; or (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such claim; or (v) the date on which an
Indemnifying Party fails to respond to a Claim for Indemnification as specified in Section 9(e)(ii) or Section 9(f); or (vi) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the
Parties.

          (i) Consequential and Punitive Damages. Notwithstanding any other provision of this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any consequential or punitive damages, except to the extent that Losses incurred by an Indemnified Party that result from a
Third Party Claim include consequential or punitive damages.

                                       84

                                    ARTICLE X
                                  MISCELLANEOUS

          10.1. Fees and Expenses. Except as otherwise provided in this
Agreement, Seller, on the one hand, and Buyer, on the other hand, shall bear their own fees and expenses and the fees and expenses of their respective
Affiliates (including, in the case of Seller, each Company) in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, provided however that 50% of the filing fee payable pursuant to the HSR Act shall be paid by Seller and 50% by
Buyer. Seller, on one hand, and Buyer, on the other hand, shall bear the fees and expenses of any broker or finder retained by such Party and their respective
Affiliates (including, in the case of Seller, each Company) in connection with the transactions contemplated by this Agreement. Seller agrees that none of RACH or the Companies has borne or will bear any of Seller's costs and expenses
(including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          10.2. Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.

          10.3. Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement that specifically references this Agreement and is executed by all of the parties hereto.

          10.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other parties; provided that Buyer may assign this Agreement or any of its rights, interests and obligations under this
Agreement to one or more of its respective Affiliates and cause such Affiliate to perform its obligations hereunder. Notwithstanding the foregoing, no assignment by either of Seller or Buyer to any of their respective Affiliates shall in any way affect such party's rights or relieve such party of any of its obligations under this Agreement. Subject to the preceding sentence, this
Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

          10.5. Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this
Agreement by any Party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          10.6. Notices. (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered,
(ii) sent by a

                                       85

internationally recognized overnight courier service to the recipient at the address below indicated, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) successfully transmitted by facsimile with confirmation of receipt:

               If to Buyer:

                    American Coal Acquisition Corp.
                    c/o First Reserve Corporation
                    Attention: Alex T. Krueger
                    One Lafayette Place
                    Greenwich, Connecticut 06830
                    Telephone No. 203-625-2505
                    Fax No. 203-661-6729

                    and

                    c/o The Blackstone Group L.P.
                    Attention: David Foley
                    345 Park Avenue
                    New York, New York 10154
                    Phone: (212) 583-5000
                    Fax No.: (212) 583-5712

               With a copy to:

                    Bartlit Beck Herman Palenchar & Scott LLP
                    Attention: James L. Palenchar
                    1899 Wynkoop Street, Suite 800
                    Denver, Colorado 80202
                    Telephone No. 303-592-3100
                    Fax No. 303-592-3140

               If to Seller:

                    RAG Coal International AG
                    Attention: Wolf-Dieter Battenschlag
                    Rellinghauser Stra'b'e 1-11
                    45128 Essen
                    Telephone No. 49-201-177-01
                    Fax No. 49-201-177-3475

                                       86

               With a copy to:

                    Coudert Brothers LLP
                    Attention: Anthony Williams
                               Brian E. McGunigle
                    1114 Avenue of the Americas
                    New York, New York 10036
                    Telephone No. 212-626-4400
                    Fax No. 212-626-4120

or to such other address as any Party hereto may, from time to time, designate in a written notice given in like manner, provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

          (b) Except as otherwise provided herein, any notice under this
Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) the next succeeding Business
Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (z) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

          10.7. Complete Agreement. This Agreement, the Schedules and Exhibits,
the Confidentiality Agreements and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          10.8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          10.9. Failure or Delay. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case entitles such Party to any other or further notice or demand in similar or other circumstances.

          10.10. Publicity. Seller and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall make all reasonable efforts to consult with the other Party before issuing any such publication or press release.

                                       87

          10.11. Headings. The headings, table of contents and index contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.12. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          10.13. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the Parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          10.14. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute") (excluding any (i) dispute or disagreement among the Parties concerning the WC True Up, which shall be resolved pursuant to the provisions of Section 2.7(b), (i) dispute or disagreement among the Parties concerning the Cap Ex True Up, which shall be resolved pursuant to the provisions of Section 2.8(b), (iii) dispute or disagreement among the Parties concerning Pre-Closing Tax Returns, Straddle
Returns, Tax Claims, the Section 338(h)(10) Election or Transfer Taxes, which shall be resolved pursuant to the provisions of Sections 5.3(a)(ii),
5.3(a)(iii), 5.3(d)(iii), 5.3(i) and 5.3(j), respectively, and (iv) matters covered by Section 10.15), shall be settled by binding arbitration in accordance with the commercial arbitration rules of the Center for Public Resources. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other Party. The arbitration shall be conducted in New York City, New York, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The Parties agree that the arbitration provided for in this
Section 10.14 shall be the exclusive means to resolve all Disputes.

          10.15. Specific Performance. (a) With respect to Sections 5.5, 5.6 and
10.10, each of the parties hereto acknowledges and agrees that in the event of any breach of such provisions, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law with respect to such provisions and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or inequity, to compel specific performance of such provisions.

          (b) Notwithstanding anything to the contrary contained herein, the parties hereto agree not to make any claim to the remedy of rescission with respect to this Agreement except to the extent that a claim for rescission is based on fraud, fraudulent inducement, bad faith or willful misconduct.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

                                              RAG COAL INTERNATIONAL AG

                                              By: /s/ Dr. Juergen Stadelhofer
                                                  ------------------------------
                                                  Name:  Dr. Juergen Stadelhofer
                                                  Title: CEO

                                              By: /s/ Heribert Protzek
                                                  ------------------------------
                                                  Name:  Heribert Protzek
                                                  Title: CFO

                                              AMERICAN COAL ACQUISITION CORP.

                                              By: /s/ Thomas R. Denison
                                                  ------------------------------
                                                  Name:  Thomas R. Denison
                                                  Title: President

                                              By: /s/ David L. Foley
                                                  ------------------------------
                                                  Name:  David L. Foley
                                                  Title: Secretary

                                       89